UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COHU, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

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April 22, 2024

Dear Cohu Stockholders,

We cordially invite you to attend the Cohu, Inc. 2024 Annual Meeting of Stockholders (the “Meeting” or “annual meeting”). The Meeting will be held on Wednesday, June 5, 2024, at 1:00 p.m. Pacific Time. The Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2024 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

At this year’s Meeting, stockholders will be asked to elect the three (3) Class 2 nominees named in the attached proxy statement as directors each for a three-year term; to cast an advisory vote to approve our named executive officer compensation, or “Say-on-Pay;” approve an amendment to our Amended and Restated Certificate of Incorporation; and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024. The Board of Directors unanimously recommends that you vote in favor of each director nominee, and for each of the other proposals.

Please refer to the proxy statement for detailed information about the Meeting, each director nominee, and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote as soon as possible by the internet, telephone, or mail, even if you plan to attend the Meeting.

Sincerely yours,

Thomas D. Kampfer

Secretary

Notice of 2024 Annual Meeting of Stockholders

12367 Crosthwaite Circle, Poway, CA 92064 | Telephone: +1-858-848-8000

Category	Details
Date and Time	Wednesday, June 5, 2024, 1:00 p.m. Pacific Time
Place	Meeting will be held virtually
Record Date	Only stockholders of record at the close of business on April 12, 2024, the “Record Date,” are entitled to notice of, and to vote at, the annual meeting

Proxy and Annual Report Materials

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2024

Our notice of 2024 Annual Meeting of Stockholders, proxy statement, and annual report to stockholders are available at http://materials.proxyvote.com/192576 and on Cohu’s website at www.cohu.com.

Elect Electronic Delivery

Save Time, Money & Trees

As part of our efforts to be an environmentally responsible corporate citizen, we encourage Cohu stockholders to voluntarily elect to receive future proxy and annual report materials electronically.

•     If you are a registered stockholder, please visit www.proxyvote.com for instructions.

•     If you are a stockholder who owns stock through a broker or brokerage account, please opt for e‑delivery at www.proxyvote.com or by contacting your nominee.

Date of Distribution

This notice, the notice of internet availability of proxy materials, proxy statement and proxy card are first being made available and/or mailed to our stockholders on or about April 22, 2024.

	Proposal	Our Board’s Recommendation
1	Election of three (3) Class 2 directors, for a term of three years each	√ FOR each Director Nominee
2	Advisory vote to approve our Named Executive Officer compensation, or “Say-on-Pay”	√ FOR
3	Approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of Officers	√ FOR
4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024	√ FOR
Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Voting

Please vote as soon as possible, even if you plan to attend the annual meeting, on all of the voting matters. You have three options for submitting your vote before the annual meeting:

By internet	By phone	By mail

The proxy statement and the accompanying proxy card provide detailed voting instructions.

IT IS IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2024 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Thomas D. Kampfer

Secretary

Proxy Statement for 2024 Annual Meeting of Stockholders

Proxy Statement Summary	Page 1
About Cohu
Fiscal Year 2023 Financial Highlights
Proposals and Voting Recommendations
Summary Information Regarding our Directors
Director Key Requirements, Skills and Experience Highlights
Director Demographic Highlights
Corporate Governance Highlights
Executive Compensation Highlights
Sustainability Highlights
Stock Ownership	Page 13
Security Ownership of Certain Beneficial Owners and Management
Delinquent Section 16(a) Reports
Governance Matters	Page 14
Corporate Governance
Board of Directors and Committees
Director Independence
Board Structure and Committee Composition
Audit Committee
Compensation Committee
Nominating and Governance Committee
Board Leadership Structure
Risk Oversight
Stockholder Nominees
Director Qualifications
Identifying and Evaluating Nominees for Directors
Executive Sessions
Communications with the Board
Compensation of Directors
Compensation Matters	Page 22
Executive Compensation and Other Information
Compensation Discussion and Analysis
Executive Summary
Compensation Philosophy
Compensation-Setting Process
Compensation Elements
Post-Employment Compensation
Other Compensation Policies
Tax and Accounting Considerations
Compensation Committee Report
Executive Compensation Tables
Pay Versus Performance
CEO Pay Ratio
Equity Compensation Awards and Plan Information
Potential Payments Upon Termination or Change in Control
Audit Matters	Page 51
Audit Committee Report
Audit Fees and Services
Certain Relationships and Related Party Transactions
Voting Proposals	Page 56
Proposal No. 1: Election of Directors
Proposal No. 2: Advisory vote to approve Named Executive Officer Compensation
Proposal No. 3: Approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of Officers
Proposal No. 4: Ratification of Independent Registered Public Accounting Firm
Voting and Meeting Information	Page 66
General Information
Appendices	Page 70

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at the annual meeting, we call your attention to the following summarized information about Cohu, the proposals and voting recommendations, our directors, highlights of the directors’ key qualifications, skills and experiences, board composition, corporate governance, executive compensation, and corporate sustainability matters. For more information about these topics, please review the complete proxy statement before voting. We also encourage you to read our latest annual report on Form 10-K, which is available at www.cohu.com and our latest corporate sustainability report, which is available at https://www.cohu.com/company-corporate-sustainability. The content of any website or report referred to in this proxy statement is not a part of nor incorporated by reference in this proxy statement unless expressly noted.

We use the terms “Cohu,” the “Company,” “we,” “our,” and “us” in this proxy statement to refer to Cohu, Inc., a Delaware corporation. We also use the term “Board” to refer to the Company’s Board of Directors.

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements that are not statements of historical fact, including statements regarding our sustainability plans and goals. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed, including the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission (“SEC”), and specifically the Risk Factors described in our annual report on Form 10-K and our other filings with the SEC. You should not place undue reliance on forward-looking statements. We undertake no obligation to update any forward-looking statements.

About Cohu

Cohu is a leading supplier of semiconductor test automation and inspection equipment, micro-electromechanical system (MEMS) test modules, test contactors, thermal sub-systems and semiconductor automated test equipment used by global semiconductor manufacturers and their test subcontractors. Our differentiated and broad product portfolio enables optimized yield and productivity, accelerating customers’ manufacturing time-to-market.

Test Automation	Inspection & Metrology	Semiconductor Testers	Interface Solutions	Data Analytics

Cohu at a Glance

1947 Founded	Poway, CA Headquarters	3,000+ Employees (Worldwide)	24,700+ Equipment Installed Base	14% R&D % of Sales (1)

Global Technology and Market Leader in $3.2 billion (2)

Semiconductor Equipment Markets

Cohu, Inc. Headquarters, Poway, California

(1) For fiscal year 2023.

(2) Estimated Cohu Serviceable Addressable Market (SAM), based on 2023 company estimates.

Fiscal Year 2023 Financial Highlights

Sales of $636.3 million despite challenging market conditions in the second half of the year

Achieved gross margin improvement of 40 basis points over 2022 to 47.6%

$636.3M Revenue $335.7M Cash & Investments (1)	$0.59 GAAP Earnings per Diluted Share (EPS)	`	47.6% GAAP Gross Margin

7% 5-year sales growth CAGR	$1.62 Non-GAAP EPS (2)		47.9% Non-GAAP Gross Margin (2)

(1) As of December 30, 2023

(2) See Appendix A for GAAP to non-GAAP reconciliations

Proposals and Voting Recommendations

Voting Matters	Board Vote Recommendation
Proposal No. 1: Election of Three Class 2 Directors	√ FOR each Nominee
Proposal No. 2: Advisory vote to approve our Named Executive Officer Compensation, or “Say-on-Pay”	√ FOR
Proposal No. 3: Approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of Officers	√ FOR
Proposal No. 4: Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2024	√ FOR
Transaction of other business as may properly come before the annual meeting (including any adjournment or postponement thereof)

Summary Information Regarding Our Directors

You are being asked to vote on the election of three (3) Class 2 director nominees. The following table provides summary information about each nominee as well as the remaining directors that are not standing for election at the 2024 annual meeting.

More detailed biographical information is contained in the “Proposal No. 1: Election of Directors” section below.

Name	Age	Since	Independent (1)	Class and When Term Expires	AC	CC	NGC	Other Current Public Boards
Andrew M. Caggia	75	2014	Yes	2 -- 2024	M+		C
Yon Y. Jorden	69	2021	Yes	2 -- 2024	M+		M	Alignment Healthcare, Inc., Capstone Green Energy Corp.
Luis A. Müller	54	2014	No	2 -- 2024				Celestica Inc.
Other Directors Not Standing for Election in 2024
William E. Bendush	75	2011	Yes	1 -- 2026	C+		M
Steven J. Bilodeau	65	2009	Yes	3 -- 2025		C	M
James A. Donahue	75	1999	No	3 -- 2025
Andreas W. Mattes	62	2022	Yes	3 -- 2025		M		ams-OSRAM AG
Nina L. Richardson	65	2019	Yes	1 -- 2026		M		Resideo Technologies, Inc., Silicon Laboratories Inc.

(1)	Independence is determined annually by the board of directors in accordance with the company’s corporate governance guidelines and Nasdaq rules.

AC - Audit Committee	C - Chair
CC - Compensation Committee	M - Member
NGC - Nominating and Governance Committee	+ - Also qualifies as an audit committee financial expert (as determined based on SEC rules)

Director Key Requirements, Skills and Experience Highlights

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business.

The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Key Qualifications, Skills and Experiences of our Directors	Bendush	Bilodeau	Caggia	Donahue	Jorden	Mattes	Müller	Richardson
Industry Knowledge – Knowledge of and experience with our semiconductor equipment and broader semiconductor markets	√	√	√	√	√	√	√	√
Public Company Board Experience – Experience as current or former member of other public company boards in technology industries; experience with board governance requirements and practices	√	√	√	√	√	√	√	√

Leadership Experience – Experience as a current or former chief executive officer (“CEO”), president, chief financial officer (“CFO”), chief operating officer and/or general manager of a significant business

	√	√	√	√	√	√	√	√
Customer/Deep Technology Knowledge – Deep knowledge and understanding of semiconductor equipment technologies, including an understanding of our customers’ markets and needs		√		√			√
Global Business Experience – Experience as a current or former business executive of a business with significant global operations and customer base	√	√	√	√	√	√	√	√

Finance and Accounting – Experience as current or former public company executive directly responsible for accounting operations and financial reporting with a level of complexity comparable to the company

	√		√	√	√
Operations – Experience as a current or former senior executive in operational roles, with complex global operations and supply chain		√		√		√	√	√

Human Capital Management Experience – Experience serving as a member of the compensation committee of a public company, head of human resources, or as direct manager of the head of human resources, or other experience in setting HCM policies in large organizations, including recruiting, retention, compensation, organizational planning and leadership development

	√	√		√	√	√	√	√
Mergers and Acquisitions (“M&A”) Experience – M&A and integration experience (including buy- and sell-side) as a public company officer	√	√	√	√	√	√	√

Risk Management Experience – Experience serving as a member of the audit committee of a public company, or directly overseeing enterprise risk management or business continuity planning in a large organization, or other experience in managing risk at the enterprise level or in a senior compliance or regulatory role

	√	√	√	√	√	√	√	√

Additional Qualifications and Information
Tenure on Cohu Board (years) (1)	13	15	10	25	3	2	10	5
Other Current Public Company Boards (2)					2	1	1	2

(1)	Measured as of 2024 annual meeting.
(2)	As of April 22, 2024.

Director Demographic Highlights

Cohu values diversity, equity, inclusion and is committed to full compliance with applicable laws and regulations governing employment.

We endeavor to create a culture where everyone feels

welcomed, valued and respected.

Our Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seeks to incorporate a wide range of these attributes within Cohu’s Board. The following matrix provides self-disclosed gender and ethnic/racial diversity information regarding our Board.

Cohu Board Diversity Matrix (as of April 22, 2024)

Board Size: 8

Total Number of Directors	8
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	6	2	-	-
Number of directors who identify in any of the categories below
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	1	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	-

Board Diversity

2 of 8 Directors are female, Or 25%

2 of 8 Directors are ethnically/racially diverse Or 25%

Corporate Governance Highlights

Board and Other Governance Information	As of April 22, 2024
Size of Board	8
Number of Independent Directors	6
Number of Directors Who Attended ≥ 75% of Meetings	8
Limitations on Other Public Board and Committee Memberships	Yes
Hedging and Pledging Prohibited	Yes
Voting Standard of Election of Directors	Majority
Plurality Voting Carveout for Contested Elections	Yes
Separate Chair and CEO	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Independent Director Evaluation of CEO	Yes
Risk Oversight by Full Board and Committees	Yes
Commitment to Board Diversity	Yes
Significant Board Engagement - 27 Board and Committee meetings held in 2023	Yes
Code of Ethics Applicable to Directors	Yes
Stockholder Engagement Program - Conducted 242 investor and prospective investor meetings in 2023	Yes
Poison Pill	No
Board Oversight of Sustainability	Yes
Publication of Annual Sustainability Report on Our Website	Yes
Board Oversight of Cybersecurity Risks	Yes

Shareholder Outreach

The company regularly engages with its shareholders primarily covering topics such as financial performance, strategy, and market assessment. Our shareholder engagements take place in a combination of forms, including investor conferences, dedicated in-person or virtual meetings and phone calls. Cohu management routinely reports to the Board and specific Board committees on the substance and nature of its shareholder discussions.

Increasingly, topics such as compensation matters, human capital management, corporate governance and other Environmental, Social and Governance (“ESG”) matters are addressed during shareholder engagements. Expanding female Board diversity was a consistent topic during these meetings and there are on-going efforts by the Nominating and Governance Committee to consider the appropriate mix of skills, competencies, and diversity on the Board.

In 2023, 242 meetings were held with shareholders and prospective shareholders, including 12 of the company’s top 25 largest shareholders.

Executive Compensation Highlights

What We Do

Pay for Performance - Our executive compensation program is designed to pay for performance with 100% of the annual Short-Term Incentive (“STI”) program tied to company financial, strategic and operational performance metrics, and 60% of the Long-Term Incentive (“LTI”) program tied to relative total stockholder return (“TSR”) performance.

Balance of Annual and Long-Term Incentives - Our incentive compensation programs provide a balance of annual and long-term incentives.
Different Performance Metrics for Annual and Long-Term Incentive Programs - Our annual and long-term incentive compensation programs use different performance metrics.
Absolute and Relative Performance Metrics - Our annual and long-term incentive compensation programs for executive officers include the use of absolute and relative performance metrics.
Three-Year Performance Period for Our Long-Term Incentive Program - Our current long-term incentive compensation program is designed to pay for performance over a period of three years.
Capped Amounts - Amounts that can be earned under the annual and long-term incentive compensation programs are capped.

Compensation Recoupment/Clawback Policy - We have a policy pursuant to which incentive compensation erroneously awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated. This policy was updated in 2023 to be compliant with the requirements of Exchange Act Rule 10D-1 and the applicable Nasdaq listing standards.

Stock Ownership Guidelines - We have stock ownership guidelines for each of our executive officers and certain other senior executives; each of our named executive officers has met their individual ownership level under the current program or has a period of time remaining under the guidelines to do so.

Independent Compensation Advisor - The Compensation Committee benefits from its utilization of an independent compensation advisor, retained directly by the committee, that provides no other services to the Company.

Say-on-Pay - We annually seek a non-binding advisory stockholder vote to approve our named executive officer compensation.
Stockholder Engagement - We engage with stockholders regularly and stockholder advisory firms on an as needed basis to obtain feedback concerning our business.

What We Don’t Do
“Single-Trigger” Change in Control Provisions - Our executive change in control policy does not have “single-trigger” provisions.
Minimum Amounts - Amounts under the annual and long-term incentive compensation programs have no guaranteed minimum and can effectively be “zero” for any performance period for unsatisfactory results.
Option Repricing Prohibited - Our stock incentive plans prohibit option repricing without stockholder approval.
Hedging and Pledging Prohibited - We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.
Defined Benefit Pension Plans - We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers.
Perquisites - We provide minimal perquisites and other personal benefits to our executive officers.

Tax Reimbursements - We do not provide any tax reimbursement or “gross-up” payments on any severance or change in control payments (including for any Section 280G excise taxes), perquisites or other personal benefits, other than immaterial COBRA reimbursements, standard relocation benefits, and tax equalization agreements related to expatriate assignments.

Sustainability Highlights

Cohu is focused on making a positive contribution to society by creating products that improve productivity as well as enable healthier lifestyles, greater longevity and a more habitable planet.

We strive to operate worldwide in a safe, responsible manner that respects the environment and protects the health and safety of our employees, our customers and the communities where we operate. We also endeavor to conduct our business operations in a manner that preserves the environment, which includes minimizing waste, conserving energy and preventing pollution. We believe an important aspect of our mission is to design products for a positive impact on society where our customers use our test and measurement products to reduce waste and to improve yield and the efficiency of the semiconductor process. Our actions go beyond regulatory compliance and ISO certifications, and some of our 2023 environmental, health and safety highlights include:

•	Overall energy usage increased 1.3%, with the acquisition of an additional manufacturing site during the year and in-process construction of our new Laguna, Philippines facility.
•	Invested $9.1M in a new, state-of-the-art, interface products manufacturing facility in Laguna, Philippines; in 2024, consolidating two nearby facilities into this new energy-efficient facility.
•	Committed $1.2M for 2024 solar power generation projects at our two largest manufacturing facilities, Melaka, Malaysia and Laguna, Philippines.
•	Through continued use of our assisted reality customer support system, used for remote technical support and training, we avoided 174,000 km in employee travel.
•	In February 2024, committed to engage with the Science Based Targets Initiative (“SBTi”) with the goal to develop near-term science-based emissions reduction targets.

•	Continued to enhance our disclosures:
o	More comprehensive disclosures aligned to TCFD (1) recommendations
o	Continued annual submittal to CDP (2), a global disclosure system for environmental reporting, and made 2023 submittal publicly available
o	Broadened site-specific and geographic water, energy, and emissions disclosures
•	Hired a greater percentage of U.S. employees who identify as from underrepresented communities than our current representation of 40%.
•	Returned approximately 4.5% of 2023 profits globally to eligible non-executive employees, which amounted to $4.7 million.
•	Provided more than 51,700 cumulative training hours to employees globally, an increase of 11% year-over-year, investing approximately $924,000 in training, seminars and educational assistance fees.
•	In support of our goal to foster employee engagement, conducted a worldwide employee engagement survey to monitor employee satisfaction.
•	Continued our excellent employee safety record, with a 2023 global recordable incident rate of 0.39, which is 67% lower than our industry benchmark.
•	Listed in “America’s Most Responsible Companies 2024” by Newsweek.

Energy and Waste Management

2023

Use of Renewable Energy 32% (3) of Total	Scope 1/2 Emissions 11,865 Metric Tons CO2

Total Waste Recycled 913,000 Kg	Hazardous Waste All Disposed of in Accordance With Local Laws and Regulations – 68% Recycled	Hazardous Waste No Spills

(1)

TCFD: Task Force on Climate-related Financial Disclosures; note that, as of October 12, 2023, TCFD announced that it had fulfilled its mandate and was disbanding; TCFD recommendations will now be monitored by the IFRS Foundation and Cohu has opted to continue to reference and conform to TCFD recommendations for our 2023 sustainability report.

(2)	CDP, formerly the Carbon Disclosure Project, is a third-party global disclosure system for environmental reporting.
(3)	Represents percentage of grid electricity derived from renewable sources.

Sustainability Strategies

Business and Governance

Corporate responsibility is an integral part of our business strategy and operating philosophy. A firm commitment to ethical behavior is embedded in our business processes and practices. During 2023, we had:

•	No bribery/corruption claims, including no legal proceedings or monetary losses related to bribery/corruption claims
•	No anti-competitive behavior claims, including no legal proceedings or monetary losses related to anti-competitive behavior claims
•	No legal and regulatory fines, settlements, or enforcement actions associated with false, deceptive, or unfair marketing, labeling and advertising
•	No direct monetary contribution to political campaigns or lobbying

Workplace

Cohu values diversity, equity, inclusion, and is committed to full compliance with all applicable laws and regulations governing employment. We endeavor to create a culture where everyone feels welcomed, valued and respected. 40% of our U.S. employees identify as from underrepresented communities. Globally, 29% of our employees are female. In 2023, 29% of our new hires were female and 41% of our U.S. new hires identify as from underrepresented communities. At year-end 2023, Cohu had two female members on its Board of Directors (25% of the Board) and two of eight members identify as from underrepresented communities (25% of the Board). 58% of the executive leadership team have been promoted from within.

To support the development of our workforce, we provided more than 51,700 cumulative training hours to employees globally, investing approximately $924,000 in training, seminars and educational assistance fees.

Responsible Supply Chain

Cohu operates a responsible minerals sourcing program, developed to ensure our conformance to the SEC Conflict Minerals rule. A de minimis portion of Cohu’s manufacturing processes utilize critical materials such as Cobalt, Palladium and Rhodium. In such cases, usage is monitored, and buffer stock is maintained. Cohu also utilizes multiple suppliers and maintains second sources where possible.

2023 Energy and Waste Management

•    32% of grid electrical energy usage was derived from renewable energy sources

•    Scope 1/2 Emissions were 11,865 Metric Tons CO2-e

•    Total waste recycled was 913,000 Kg

•    All hazardous waste disposed of in accordance with local laws and regulations – 68% recycled

•    No hazardous waste spills

•    Invested $9.1M in new, state-of-the-art, interface products manufacturing facility in Laguna, Philippines; in 2024, consolidating two nearby facilities into this new energy-efficient facility

•    Committed $1.2M for 2024 solar power generation projects at our two largest manufacturing facilities, Melaka, Malaysia and Laguna, Philippines

•    New Laguna facility has rainwater collection and recycling system, which we estimate may save up to 5% of the facility’s annual water withdrawal

•    Deployed new air compressor equipment used in Poway, California development and production processes; more energy-efficient equipment is expected to save and therefore reduce the site’s electricity usage by approximately 13% annually

•    Through continued use of our assisted reality customer support system, used for remote technical support and training, we avoided 174,000 Km in employee travel

Protecting and Improving our Planet

We partner with our employees to encourage consideration of the health of our Earth. We promote recycling, the use of reusable water bottles, and a bike-to-work program. We have installed energy saving technology for lighting and heating, source green electricity and self-produce energy by photovoltaic systems at certain locations. We are ISO 14001-certified at our facility in Kolbermoor, Germany.

Energy Renewable and Energy Efficient Products

Nine of our key customers provide semiconductor solutions to manage and reduce power consumption and enable solar and wind power generation. We are enabling these important technologies including power management devices, controllers, inverters, sensors, motor drivers and gate drivers.

More directly, in late 2023, Cohu released its DI-Core AI Inspection software, which provides real-time computation that enables semiconductor manufacturers to improve visual inspection accuracy at production speeds. The product utilizes proprietary deep learning and neural network technologies to improve inspection yield without compromising quality. We believe that the product offers significant sustainability benefits in terms of scrap material avoided. For example, in a typical back-end semiconductor manufacturing facility, annual scrap avoided could be in excess of tens of millions of semiconductor devices.

Giving Back to our Communities

Cohu’s employees, all over the world, take great pride in the volunteer work they do with local charities, schools, and other non-profit organizations. We support and partner with our employees participating in philanthropy including charitable activities, educational and financial support, and blood donation drives.

Enabling Life-Saving Products

Cohu is proud to support the manufacture and testing of our customers’ semiconductor components and technologies used across many industries, including healthcare. Our test handlers, test interface solutions and semiconductor tester systems are utilized by our customers in the manufacturing of semiconductors used in life-saving medical devices and applications: patient monitors, ventilators, IR thermometers, digital x-rays, rapid sepsis testing, biometers to measure contact-less temperature.

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of April 5, 2024, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2023 Summary Compensation Table”; and (iv) all directors and named executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 5, 2024, pursuant to the exercise of options or the vesting of restricted stock units, performance stock units and deferred stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 47,079,623 shares of common stock outstanding on April 5, 2024.

Name and address of beneficial owner	Beneficially owned common stock	Common stock equivalents (1)	Total	Percent of class (2)
BlackRock, Inc. (3)	7,478,150	-	7,478,150	15.87%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP (4)	3,064,076	-	3,064,076	6.50%
6300 Bee Cave Road, Austin, TX 78746
Franklin Mutual Advisers, LLC (5)	2,782,581	-	2,782,581	5.91%
101 John F. Kennedy Parkway Short Hills, NJ 07078‑2789
The Vanguard Group (6)	4,165,622	-	4,165,622	8.84%
100 Vanguard Blvd. Malvern, PA 19355
Victory Capital Management Inc. (7)	2,971,600	-	2,971,600	6.31%
4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144
William E. Bendush	34,906	4,347	39,253	*
Steven J. Bilodeau (8)	60,688	4,347	65,035	*
Christopher G. Bohrson	57,593	-	57,593	*
Andrew M. Caggia (9)	50,557	4,347	54,904	*
James A. Donahue	376,148	4,347	380,495	*
Yon Y. Jorden	10,781	5,692	16,473	*
Jeffrey D. Jones	182,943	-	182,943	*
Thomas D. Kampfer	18,824	-	18,824	*
Ian P. Lawee	24,215	-	24,215	*
Andreas W. Mattes	905	4,347	5,252	*
Luis A. Müller	398,048	-	398,048	*
Nina L. Richardson (10)	24,047	4,347	28,394	*
All directors and executive officers as a group (12 persons)	1,239,655	31,774	1,271,429	2.70%

* Less than 1%

(1)

Shares issuable upon exercise of stock options and restricted stock units and performance stock units held by directors and executive officers that were exercisable or will otherwise vest on or within 60 days of April 5, 2024. For employees, restricted stock units and performance stock units issue for a net number of shares to satisfy payment of the statutory tax withholding requirements to be paid by us on behalf of such employees and, as a result, the actual number of shares received after taxes will be fewer.

(2)

Computed on the basis of 47,079,623 shares of Cohu common stock outstanding as of April 5, 2024, plus, with respect to each person holding options and restricted stock units and performance stock units that were exercisable or will otherwise vest on or within 60 days of April 5, 2024, the number of shares of Cohu common stock issuable upon exercise or vesting thereof.

(3)

According to Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 7,357,923 and 7,478,150 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)

According to Schedule 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 3,006,603 and 3,064,076 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G filed with the SEC on January 30, 2024, Franklin Mutual Advisers, LLC reported that it had sole voting and dispositive power with respect to 2,630,340 and 2,782,581 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)

According to Schedule 13G/A filed with the Securities SEC on February 13, 2024, The Vanguard Group reported that it had sole dispositive power with respect to 4,091,933 shares, no sole voting power, and shared voting and dispositive power with respect to 31,175 and 73,689 shares, respectively.

(7)

According to Schedule 13G/A filed with the Securities SEC on February 6, 2024, Victory Capital Management Inc. reported that it had sole voting and dispositive power with respect to 2,955,729 and 2,971,600 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(8)	Beneficially owned common stock includes 29,629 deferred stock unit awards issued pursuant to the 2005 Plan.
(9)	Beneficially owned common stock includes 35,305 deferred stock unit awards issued pursuant to the 2005 Plan.
(10)	Beneficially owned common stock includes 11,992 deferred stock unit awards issued pursuant to the 2005 Plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the fiscal year ended December 30, 2023, its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements.

Governance Matters

Corporate Governance

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at https://cohu.gcs-web.com/corporate-governance/documents-charters. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

Code of Business Conduct and Ethics

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and accountability for adherence to the Code of Conduct.

The Code of Conduct is available at https://cohu.gcs-web.com/corporate-governance/documents-charters. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

Board of Directors and Committees

Director Independence

Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules, and previously adopted more restrictive guidelines (than set forth by Nasdaq) on the independence of former employee directors and the amounts of compensation for professional services that can be accepted. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has considered relationships, transactions and/or arrangements with each of the directors and has determined that six (6) of its directors (75% of the Board), namely, Mses. Jorden and Richardson and Messrs. Bendush, Bilodeau, Caggia and Mattes, are independent directors in accordance with Nasdaq listing standards and SEC rules. In addition, the Board has also considered and determined that:

●	All directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable Nasdaq listing standards and SEC rules.
●	All members of the Audit and Compensation Committees meet the additional independence requirements as required by Nasdaq listing standards and SEC rules.
●	All members of the Audit Committee, currently Ms. Jorden and Messrs. Bendush and Caggia, qualify as an “audit committee financial expert” under SEC guidelines.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has eight (8) directors. Our Board has three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and function of each of the committees are described below, and we believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the Nasdaq Global Select Market and applicable SEC rules and regulations. Each committee operates under a written charter adopted by the Board, and each of the charters are available on Cohu’s website at https://cohu.gcs-web.com/corporate-governance/documents-charters.

During fiscal year 2023, the Board held ten (10) meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served and held during the period for which they were directors or committee members. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all of our directors to attend annual meetings of Cohu stockholders and all of our continuing directors at that time virtually attended the 2023 Annual Meeting.

Cohu’s Corporate Governance Guidelines set forth the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Name of Director	Audit	Compensation	Nominating and Governance
Independent Directors:
William E. Bendush	Chair		√
Steven J. Bilodeau (1)		Chair	√
Andrew M. Caggia	√		Chair
Yon Y. Jorden	√		√
Andreas W. Mattes		√
Nina L. Richardson		√
Total committee size:	3	3	4
Other Directors:
James A. Donahue
Luis A. Müller
Number of Meetings in Fiscal Year 2023	7	5	5

(1)	Lead Independent Director.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, enterprise risk assessment and risk management, and execution of Cohu’s cybersecurity risk management strategy. Among other things, the Audit Committee reviews the results of the independent registered public accounting firm’s annual audit and quarterly reviews, including the communications required by the PCAOB; prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm and the lead audit engagement partner and reviews rotation of the lead audit engagement partner; reviews and approves the scope of the annual audit, the audit fee and the financial statements; assesses the independence of the independent registered public accounting firm; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting; reviews the adequacy and effectiveness of Cohu’s information security policies and the internal controls regarding information security and cybersecurity; oversees investigations into complaints concerning financial and accounting matters; oversees the work of internal auditors; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 51 and the charter of the Audit Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to determining compensation of Cohu’s executives, makes recommendations to the Board related to compensation of directors, produces an annual report on executive compensation for inclusion in Cohu’s proxy statement, and provides general oversight of Cohu’s compensation structure, including equity compensation plans and benefit programs. Among other things, the Compensation Committee reviews and discusses the “Compensation Discussion and Analysis” with management, and prepares an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 38. The charter of the Compensation Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and establishes the procedures for the nomination of Board candidates for election as directors at Cohu’s annual meeting consistent with criteria the Nominating and Governance Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the Company’s corporate responsibility and sustainability initiatives; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, including the annual evaluation of the Board and its committees; and giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s articles or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and reviewing, overseeing and reporting to the Board on Cohu’s corporate responsibility and sustainability initiatives, including potential trends and impacts to Cohu’s business regarding environmental (including climate-related risks and opportunities), social and governance issues. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Board Leadership Structure

As of the date of this proxy statement, our Board is currently comprised of six (6) independent directors, one (1) non-independent, non-executive director (Mr. Donahue, as the former CEO of Cohu), and one (1) executive director (Dr. Müller, our CEO). Our corporate governance principles provide that the Board will fill the Chairperson and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairperson of the Board. Our Board evaluates its leadership structure and elects the Chairperson and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of Cohu and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairperson of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairperson of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairperson, in combination with Mr. Bilodeau’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide for the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairperson is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairperson and CEO, and performing such other duties and responsibilities as the Board may determine.

As of the date of this proxy statement, our Board has two (2) female members, or 25% of the Board, and two racially/ethnically diverse members, or 25% of the Board.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, cybersecurity, and compliance and reporting levels. Management prepares annually an enterprise risk assessment and reviews such assessment with the Board. Five (5) of our directors have completed a course on cybersecurity and earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD).

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting, liquidity and cybersecurity risks. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, corporate governance and sustainability risks. Our Compensation Committee oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors”. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board and to address the membership criteria set forth under “Director Qualifications”.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Cohu, Inc.

12367 Crosthwaite Circle

Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals - 2025 Annual Meeting” on page 54.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at https://cohu.gcs-web.com/corporate-governance/documents-charters and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have high professional and personal ethics and values and diversity in perspectives and experiences, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. In addition, the Board and Nominating and Governance Committee value ethnic, cultural, gender, economic, professional and educational diversity in evaluating new Board candidates and seek to incorporate a wide range of these attributes within Cohu’s Board. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Consistent with these values, our Board has interviewed and considered a diverse set of candidates each time it has made new appointments to the Cohu Board. Such process has resulted in four of the last five appointments to the Cohu Board, dating back to 2019, being female candidates. In 2022, Ms. Lynne Camp did not stand for reelection and thereafter the Board evaluated its needs and determined that it was in the best interests of the company to recruit a new board member with public technology company operating and chief executive officer experience. After an extensive search, Mr. Mattes was appointed to the Cohu Board, effective November 1, 2022. As demonstrated by our past recruitment actions, in future director searches, we will continue to broadly seek and consider diverse candidates that we believe best represent the interests of all our stockholders.

Additionally, our Corporate Governance Guidelines, as adopted and annually reviewed by our Board, include a retirement policy under which non-executive directors may stand for re-election a maximum of one-term after reaching the age of 75, provided that the Nominating and Governance Committee and the Board determine it is in the best interests of the Company and its stockholders. Consistent with such policy, the Nominating and Governance Committee and the Board evaluated and determined that the nomination of Mr. Caggia for an additional term pending his re-election in 2024 (See Proposal No. 1) is in the best interest of the Company and its stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, diversity, experience and capability on the Board. The Board believes it is important for the Board to have diversity of knowledge base, life perspectives, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management and non-independent directors present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or, in the absence of the Lead Independent Director, the Chair of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Communications are distributed to our Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal year 2023, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

	Compensation	2023
	Chairperson of the Board	$110,000
Annual Retainer	Lead Independent Director	$80,000
	Other Directors	$60,000
Annual Fees for Committee Chairs	Audit Committee	$25,000
	Compensation Committee	$16,500
	Nominating and Governance Committee	$10,000
	Audit Committee	$10,000
Annual Fees for Other Committee Members	Compensation Committee	$7,500
	Nominating and Governance Committee	$5,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu 2005 Equity Incentive Plan (the “2005 Plan”), members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, Cohu will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock upon the first to occur of cessation of service as a director for any reason, a change in control of Cohu or a future date selected by the director at the time of deferral. Messrs. Bilodeau and Caggia elected to defer 100% of their 2023 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2023 was as follows:

Initial Appointment	RSUs with a total value of $150,000, but the total value of such grant is prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date
Annual Grants	RSUs with a total value of $150,000

The number of RSUs granted is calculated by dividing the grant total value by the fair market value of the stock as of the date of grant. For purposes of the 2005 Plan, our Board has deemed “fair market value” as the average closing price of a share of Cohu common stock for the twenty (20) trading days prior to and excluding the relevant grant or award date. Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest over three years, and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest over approximately one year, and shares are issued upon the earlier to occur of the one-year anniversary of the grant date or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 10, 2023, 4,347 RSUs were awarded to each of Mses. Jorden and Richardson and Messrs. Bendush, Bilodeau, Caggia, Donahue, and Mattes. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period.

Medical Benefits

Mr. Donahue, who is a retired executive officer of Cohu, and his spouse receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are no longer offered to any current Cohu employees.

2023 Director Compensation

The following table provides information on compensation for Cohu’s non-employee directors for fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
William E. Bendush	90,721	148,841	-	239,562
Steven J. Bilodeau (3)	101,500	148,841	-	250,341
Andrew M. Caggia (3)	80,000	148,841	-	228,841
James A. Donahue	110,000	148,841	34,120	292,961
Yon Y. Jorden	73,269	148,841	-	222,110
Andreas W. Mattes	67,500	148,841	-	216,341
Nina L. Richardson (3)	67,500	148,841	-	216,341

(1)

The amounts shown do not reflect the compensation actually received by the directors. Instead, the amounts above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal year 2023 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 30, 2023, Mses. Jorden and Richardson had 5,692 and 4,347 unvested RSUs outstanding, respectively, and Messrs. Bendush, Bilodeau, Caggia, Donahue each had 4,347 unvested RSUs outstanding. Mr. Mattes had 6,156 unvested RSUs outstanding.

(2)	The amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs for him and his spouse not covered by insurance.
(3)

During the year ended December 30, 2023, Messrs. Bilodeau and Caggia elected to defer their cash director fees. The deferred amounts are credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the director ceases to be a director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 30, 2023, Ms. Richardson and Messrs. Bilodeau and Caggia had 11,992, 29,629 and 39,926 DSUs, respectively.

Compensation Matters

Executive Compensation and Other Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2023 compensation program for our Chief Executive Officer, Chief Financial Officer, our next two most highly compensated executive officers of Cohu who were serving at the end of 2023 (there were no other executive officers of Cohu serving at the end of 2023) and one additional individual who was not serving as an executive officer of Cohu at the end of 2023 but was among our next three most highly compensated officers during 2023. These individuals were:

Named Executive Officer	Position(s)
Luis A. Müller	President and Chief Executive Officer (our “CEO”)
Jeffrey D. Jones	Senior Vice President Finance and Chief Financial Officer
Christopher G. Bohrson	Senior Vice President and Chief Customer Officer
Thomas D. Kampfer	Senior Vice President Corporate Development, General Counsel and Secretary (1)
Ian P. Lawee	Senior Vice President and General Manager, Semiconductor Test Group (2)

(1)	Mr. Kampfer’s title was changed to Senior Vice President Corporate Development, General Counsel and Secretary on February 6, 2024.
(2)	Mr. Lawee continued to be employed with us but was no longer an executive officer as of September 6, 2023.

We refer to our named executive officers collectively in this CD&A and the related compensation tables as our “NEOs”. This CD&A provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our NEOs for 2023, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors, referred to as our “Compensation Committee,” arrived at the specific compensation policies and decisions involving our NEOs during 2023.

Executive Summary

2023 Business Highlights

For fiscal year 2023 Cohu generated net sales of $636.3 million on strong recurring revenue. Despite declining sales during an extended market downturn, Cohu managed to stay profitable with an improved gross margin of 47.6% – a reflection of our execution in dynamic conditions. We made important gains in nascent business areas with new software-based products and pursued growth with probe cards. We started 2023 with the acquisition of MCT Worldwide to accelerate our roadmap in panel test and handling and ended the year by acquiring Equiptest Engineering (EQT) to accelerate profitable growth and supplement our breadth of customer solutions in test interface products. Some key business highlights:

•	Sales were $636.3 million.
•	GAAP gross margin was 47.6%, and non-GAAP gross margin was 47.9% (1).
•	GAAP pretax income of 7.2% of sales, and non-GAAP pretax income of 16.6% (1) of sales.
•	Improved free cash flow to approximately 13% of sales in 2023 while also returning $23.6 million in capital to shareholders in the form of stock buybacks.
•	Completed the acquisition and integration of MCT Worldwide and Equiptest Engineering during 2023.
•	We delivered outstanding operational execution in the face of continuing supply chain challenges, inflationary pressures on costs and continuing softening in the semiconductor equipment market.

(1) See Appendix A for GAAP to non-GAAP reconciliations.

2023 Key Executive Compensation Actions

Consistent with our performance and the compensation objectives established for 2023, the Compensation Committee approved the following compensation actions for our NEOs, including our CEO, for 2023:

•	Adjusted base salaries, with increases for each NEO ranging from 2.1% to 10.4% as deemed appropriate following a review of market review, job responsibility changes and other factors;
•	Awarded annual cash incentives at 95.7% of their target annual cash incentive opportunity; and
•

Granted long-term incentive compensation in the form of time-based vesting restricted stock units (“RSUs”) vesting ratably over a four-year period and performance share units (“PSUs”) to be earned based on our total stockholder return (“TSR”) relative to a pre-selected comparator group for a three-year period from 2023 through 2025.

Pay for Performance

The Compensation Committee believes that the compensation of our NEOs for 2023 was reasonable and appropriate, was justified by our performance, and carefully balanced both time-based and performance-based compensation elements. The 2023 compensation objectives for our NEOs were established in February 2023 and in March 2023, the Compensation Committee created a greater emphasis on the performance-based equity portion of the long-term incentive granted to our CEO and other NEOs by shifting the proportion of performance-based equity to be 60% of the total target award and reducing the time-based equity portion accordingly.

The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2023. The majority of his compensation, 87%, is considered variable and at risk, 58% is paid upon achievement of certain performance metrics, and only 13% of his total target direct compensation paid as fixed base salary.

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation earned by our NEOs for each year from 2019 through 2023 varied from 33% to 193% of their target annual cash incentive opportunities based on our financial performance. Specifically:

•

2019 was a challenging year, yet Cohu achieved its fourth consecutive year of sales growth in a weak semiconductor market while implementing the integration of Xcerra, which delivered $40 million in annual run-rate cost synergies at year-end. These results led to a variable cash incentive compensation achievement by our NEOs ranging from 33% to 45% of their target annual cash incentive opportunities, which reflected the aggressive performance targets established for the 2019 plan year.

•

2020 presented unique challenges due to the COVID-19 pandemic and the rapid ramp in business occurring in the second half of the year. Under the variable cash compensation program, our NEOs, including our CEO, earned 103% of their target annual cash incentive opportunities.

•

2021 continued to pose COVID-19 pandemic related challenges, yet Cohu still achieved record sales, profitability and order levels resulting in the seventh consecutive year of sales growth. Due to this strong performance, our NEOs, including our CEO, earned 168% of their target annual cash incentive opportunities.

•

2022 continued to present supply chain related challenges, inflationary cost pressures and a softening market, yet Cohu still achieved strong profitability. Due to this robust performance in difficult market conditions, our NEOs, including our CEO, earned 193% of their target annual cash incentive opportunities.

•

2023 evidenced an extended downturn in the semiconductor industry, but Cohu was able to achieve improved gross margin results and exceeded our model profitability levels. Due to the adept navigation of these challenges, our NEOs, including our CEO, earned 95.7% of their target annual cash incentive opportunities.

Since 2015, the PSU portion of the long-term incentive compensation program has been earned based solely on our TSR relative to a pre-selected comparator group of companies. Effective with the 2021 PSU grants, achievement is based on the Cohu TSR relative to the Russell 2000 Index as described in the “Long-Term Incentive Compensation” section that follows. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and commencing with the long-term incentive grants made in March 2023, 60% of each NEO’s total annual equity grant value is awarded in PSUs and 40% awarded in RSUs. Since 2019, Our NEOs have historically earned from a low of 44% of their target PSU awards to a high of 142% of their target PSU awards.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the appropriate balance between short-term financial performance and long-term stockholder return. For example, commencing with PSUs granted in March 2021 we eliminated the 25% minimum number of PSUs that were guaranteed to vest, regardless of performance. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2023 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2023:

●	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
●

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2023 compensation and governance reviews. This consultant performed no other consulting or services for us.

●

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

●

Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on Cohu.

●

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.

-	No Defined Benefit Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension plans or arrangements for our executive officers.
-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers, each of which are described below.
-

No Tax Reimbursements. We do not provide any tax or “gross-up” reimbursement payments on any severance or change in control payments, perquisites or other personal benefits other than immaterial COBRA reimbursements, standard relocation benefits and tax equalization agreements related to expatriate assignments.

-

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Cohu plus a qualifying termination of employment before payments and benefits are paid), although the vesting of equity awards will accelerate in full if the awards are not assumed or replaced by an acquiring corporation.

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives and do not have common or overlapping metrics between these programs.
-

Recovery of Erroneously Awarded Incentive Compensation. Certain compensation awarded to our executive officers is subject to recovery by Cohu if our financial results are restated under a policy which complies with the Exchange Act Rule 10D-1 and the corresponding Nasdaq listing standards.

-	Multi-Year Vesting Requirements. The equity awards granted to our executive officer’s vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities.
-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors which requires each of them to beneficially own a specified value of shares of our common stock.

2023 Stockholder Advisory Vote on Executive Compensation

At our 2023 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2022 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved, in a non-binding vote, the 2022 compensation of our NEOs, as disclosed in our proxy statement for the 2023 Annual Meeting of Stockholders, with approximately 98.9% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.

Based on the results of a previous stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2023 Annual Meeting of Stockholders, our Board of Directors determined that we will continue to hold our Say-on-Pay votes on an annual basis.

(1)

Percentages shown are percentage of votes cast. Abstentions and broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results in respect to the Say-on-Pay proposals.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

•	Attract, reward and retain our executive officers;
•	Motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and
•	Support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

•	We pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and
•	We pay for performance by:
-	Providing a short-term incentive compensation opportunity paid in cash that is based on challenging financial performance objectives for our executive officers; and
-

Providing long-term incentive compensation opportunities in the form of a combination of RSU awards and PSU awards, that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the Nasdaq. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as described in further detail below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and Section 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive). In determining the overall compensation arrangements for our executive officers, including our NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

•	The recommendations of our CEO (except with respect to his own compensation) as described below.
•	Our corporate growth and other elements of financial performance.
•	The individual performance of each executive officer, including his or her achievement of management objectives.
•	A review of the relevant competitive market data, as described below.
•	The skill set, prior experience, and tenure of the executive officer.
•	The role and responsibilities of the executive officer.
•	The past and expected future contribution of the executive officer.
•	Internal pay consistency for similar positions or skill levels within Cohu.
•	External factors to attract and retain talent and overall market conditions.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all this information in light of their individual experience, knowledge of Cohu, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at the Corporate Governance section of our website www.cohu.com.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2023, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including our NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors.

The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has modified several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2023, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held executive sessions not attended by any members of management. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including our NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our NEOs or other executive officers.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. The Compensation Committee typically engages Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviews and approves all payments to Compensia.

Beginning in 2021, the Compensation Committee’s practice is to have Compensia prepare a comprehensive executive compensation analysis annually and directors compensation analysis in alternating years. In 2023, Compensia completed and presented only the executive market analysis.

Compensia reports directly to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of Nasdaq. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including our NEOs, for 2023, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee after reviewing data prepared by Compensia and input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies headquartered in the U.S. in the semiconductor capital equipment, electronic capital equipment and instrumentation sectors that were comparable to us on the basis of 0.5x – 2.5x revenue, 0.25 – 5.0x our market capitalization, and that had similar scope of operations, and which the Compensation Committee believed may compete with us for executive talent.

On September 7, 2022, the Compensation Committee revised the compensation peer group due to the acquisition of CMC Materials and the divestiture of Brooks Automation’s semiconductor business to a privately held entity, and consequently these two companies no longer met the relevant peer financial profile. To increase the compensation peer group size, the Compensation Committee added two new members: Alpha and Omega Semiconductor, and National Instruments.

For determining executive compensation levels in 2023 the compensation peer group consisted of the following 19 companies:

Advanced Energy Industries	FormFactor	MaxLinear	Photronics
Alpha and Omega Semiconductor	Harmonic	National Instruments	SMART Global Holdings
Axcelis Technologies	Ichor Holdings	Novanta	Ultra Clean Holdings
Badger Meter	Kulicke & Soffa	Onto Innovation	Veeco Instruments
Cirrus Logic	MACOM Technology Solutions	OSI Systems

Generally, historical data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly available sources, including publicly available databases. Peer company data was gathered with respect to base salary, target annual incentive opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford McLagan Compensation Database for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of seven principal elements:

•	Base salary;
•	Short-term incentive compensation opportunities paid in cash;
•	Long-term incentive compensation in the form of equity awards;
•	Deferred compensation benefits;
•	Welfare and health benefits, including a Section 401(k) plan;

•	Post employment compensation and retirement equity programs; and
•	Limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including our NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

On February 2, 2023, the Compensation Committee, based on the recommendations of Dr. Müller, except with respect to his own compensation, and a review of market salary data as well as other factors described above, approved the following base salary increases for our executive officers including our NEOs effective on February 2, 2023 or the subsequent scheduled pay period. The Compensation Committee determined that the following increases to our NEO’s base salaries were appropriate and consistent with market trends and to align to their responsibilities, contributions and the NEO’s individual performance in 2022. Mr. Bohrson’s increase also reflected his elevation to Chief Customer Officer status.

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Change
Luis A. Müller	$675,000	$715,000	5.9%
Jeffrey D. Jones	$437,000	$455,000	4.1%
Christopher G. Bohrson	$385,000	$425,000	10.4%
Thomas D. Kampfer	$378,000	$405,000	7.1%
Ian P. Lawee	$328,000	$335,000	2.1%

On February 6, 2024, the Compensation Committee, based on the recommendations of Dr. Müller, except with respect to his own base salary, and an analysis of competitive market salary data prepared by its compensation consultant as well as other business condition factors described above, determined that there would be no change to the base salaries for our executive officers, including our NEOs in 2024.

The annual base salaries paid to our NEOs for 2023 are set forth in the “2023 Summary Compensation Table” below.

Short-Term Incentive Plan

Each year the Compensation Committee approves an annual short-term incentive plan for our executive officers, including our NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this short-term incentive plan, the Compensation Committee establishes an incentive formula that is applied to the actual level of achievement for each of the pre-selected performance measures. The incentive formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual incentives paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the short-term incentive plan provides that an executive officer must be an employee when the incentives for the year are paid. The short-term incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any incentives paid under the plan, even if the applicable performance objectives have been achieved. Historically, incentives have been payable in cash unless an executive officer elects to defer all or part of his or her incentive into the Cohu, Inc. Deferred Compensation Plan.

On February 2, 2023, the Compensation Committee adopted the short-term incentive plan for 2023 (the “2023 STI”). The 2023 STI was adopted pursuant to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”).

Target Short-Term Incentive Opportunities

For purposes of the 2023 STI, our CEO made recommendations to the Compensation Committee with respect to target short-term incentive opportunities (expressed as a percentage of base salary) for each of our executive officers, including our NEOs (except with respect to his own target short-term incentive opportunity). The maximum payout level was 200% of the target award. The target short-term incentive opportunities approved by the Compensation Committee for our NEOs, and the range of the potential incentive as a percentage of base salary, were as follows and reflect increased target short-term incentive opportunities for Dr. Müller and Messrs. Jones and Bohrson as the Compensation Committee believed that these new levels better aligned to the competitive market data provided by Compensia:

Named Executive Officer	2023 Target Short-Term Incentive Opportunity	Range of Possible 2023 Short-Term Incentive as Percentage of Base Salary
Luis A. Müller	110%	0% - 220%
Jeffrey D. Jones	75%	0% - 150%
Christopher G. Bohrson	75%	0% - 150%
Thomas D. Kampfer	50%	0% - 100%
Ian P. Lawee	55%	0% - 110%

Performance Measures

For purposes of the 2023 STI, the Compensation Committee selected two financial performance measures for our executive officers which were unchanged from 2022:

●	Sales growth based on a four-year rolling sales growth target; and
●	Profitability based on a non-GAAP pre-tax income target.

The Compensation Committee selected these two performance measures because we continue to believe sales growth reflects the overall market acceptance of our products and non-GAAP pre-tax income reflects how effectively management delivered our products to our customers during the year. A reconciliation of GAAP to non-GAAP pre-tax income used for the 2023 STI is included as Appendix A to this proxy statement.

The weighting of these corporate performance measures for purposes of the 2023 STI for each NEO were as follows:

Named Executive Officer	Sales Growth	Non-GAAP Pre-tax Income
Luis A. Müller	30%	70%
Jeffrey D. Jones	30%	70%
Christopher G. Bohrson	30%	70%
Thomas D. Kampfer	30%	70%
Ian P. Lawee	30%	70%

For the 2023 STI plan, the Compensation Committee determined to keep the Sales Growth measure weighting at 30% to continue to incentivize the delivery of sales growth during an extended soft market and to keep the profitability weighting at 70%.

The performance measures and their respective weightings were aligned among the executive officers to reflect their shared responsibilities for delivering the targeted performance. The Compensation Committee determined that using our consolidated results for sales and non-GAAP pre-tax income were appropriate for all executive officers given their responsibilities for the overall success of our business. Applicable threshold, target and maximum performance goals as a percentage of attainment of the applicable performance measure as well as the payout levels earned were unchanged from 2022.

2023 STI Performance Measure Targets and Achievement Scale
	Threshold	Target	Maximum
Performance to 4-Year Rolling Sales Growth	0%	5%	>10%
Payout Level Earned	None	100%	200%
Performance to Non-GAAP Pre-tax Income	<5% Pretax Income	15%	>22.5%
Payout Level Earned	None	100%	200%

Performance Measure Target Levels

With respect to the target levels for sales, the Compensation Committee believed that, at the time, the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill, and strong execution. For 2023, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions (including the extended market downturn and inflationary pressures on costs), adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

Annual Short-Term Incentive Plan Decisions

Following the end of 2023, the Compensation Committee compared our actual financial performance to the target performance levels established for the year and applied the incentive formula under the 2023 STI to our actual performance and determined to payout at a level of 95.7% for each of our NEOs.

Based on these determinations, the annual cash incentives paid to our NEOs for 2023 were as follows:

Actual Achievement of 2023 STI Performance Measures
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Lawee
4-year Rolling Sales Growth (1)	1.8%	1.8%	1.8%	1.8%	1.8%
Goal Payout % (2)	36.3%	36.3%	36.3%	36.3%	36.3%
Non-GAAP Pre-tax Income (3)	16.6%	16.6%	16.6%	16.6%	16.6%
Goal Payout % (3)	121.1%	121.1%	121.1%	121.1%	121.1%
Actual Amount of Fiscal Year 2023 STI Cash Incentives
Non-Equity Incentive Award Payable	$752,378	$326,445	$304,921	$193,715	$176,256
% Targeted Award Amount	95.7%	95.7%	95.7%	95.7%	95.7%

(1)

2023 4-year Rolling Sales Growth rate of 1.8% is calculated as follows: the result of the sum of each year’s net sales from 2020 through 2023 (in thousands: $636,007, $887,214, $812,775, $636,322, respectively), less the sum of each year’s net sales from 2019 through 2022 (in thousands: $583,329, $636,007, $887,214, $812,775 respectively), divided by the sum of each year’s net sales from 2019 through 2022.

(2)	4-year Rolling Sales Growth result is weighted at 30% of the total 2023 STI Target Award Amount
(3)

2023 GAAP Pre-tax Income was $45,816 (in thousands) which is 7.2% of net sales of $636,322 (in thousands). 2023 non-GAAP Pre-tax Income was $105,600 (in thousands) which is 16.6% of net sales of $636,322 (in thousands).  A reconciliation of GAAP to non-GAAP pre-tax income is included in Appendix A to this proxy statement.

The annual cash incentives paid to our NEOs for 2023 are set forth in the “2023 Summary Compensation Table” below.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), an analysis of competitive market data prepared by its compensation consultant (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, other awards or a combination thereof.

On March 14, 2023, consistent with the grant timing in prior years, the Compensation Committee, based on the factors described above, as well as considering market trends with alignment of individual responsibilities, contributions and performance, approved the grant of RSU awards and PSU awards to our executive officers, including our NEOs at the levels set forth in the table below. The Compensation Committee also determined that to strengthen the emphasis on performance-based compensation, of, the weighting of PSU awards would be increased to 60% of the total annual equity awards and the weighting of RSU awards would be reduced to 40% of the total annual equity awards.

Named Executive Officer	Number of Restricted Stock Units Granted	Number of Performance Stock Units Granted (1)	Total Face Value of Stock Units at Time of Grant (2)
Luis A. Müller	44,004	66,006	$4,093,472
Jeffrey D. Jones	14,521	21,782	$1,350,835
Christopher G. Bohrson	11,001	16,501	$1,023,349
Thomas D. Kampfer	6,600	9,900	$613,965
Ian P. Lawee	4,620	6,930	$429,776

(1)	PSUs granted at the target award level.
(2)

20-day average closing price of COHU common stock preceding the grant date of March 14, 2023 was $37.21. The amounts shown above are the grant date target face value for stock awards issued in the form of RSUs and PSUs granted in 2023 as calculated based on the $37.21 average closing price.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2023 vest at the rate of 25% of the shares of our common stock subject to the awards on each anniversary of the date of the grant.

Performance Stock Unit Awards

2023 PSU Awards

In 2023, the Compensation Committee evaluated its historical use of custom peer groups as the Comparator Group for the TSR in PSU awards and determined that using a broader-based index of companies would better reflect the performance of Cohu’s TSR. Therefore, the PSU awards granted to our executive officers in March 2023 will be earned based on our TSR as compared to the Russell 2000 Index (“RUT”) measured over a three-year performance period beginning on the first day of our fiscal year 2023, with earned shares vesting fully on the third anniversary of the date of grant. The performance period for the 2023 PSU Awards was set at three years to enhance the long-term focus of the program.

The methodology on how shares of our common stock may be earned under the 2023 PSU Awards is as follows:

PSU Award Feature	Description
Performance Period	Three fiscal years beginning on first day of 2023
Performance Measure	TSR performance relative to the Russell 2000 Index (“RUT”)
Performance Scale	2x spread between COHU and RUT measured and added or subtracted from target (100%)
Performance Methodology

Net change in average closing price of COHU and RUT over the 20 trading-day period immediately preceding the beginning and end of the Performance Period. In the event that both COHU and RUT TSRs are less than zero, the number of shares earned will not exceed 100% of target.

Range of PSUs Earnable	0-200% of number of shares granted
Vesting Period	100% on third anniversary of the date of the grant

2021 PSU Award Results

The 2021 PSU awards had a three-year performance period after which the number of shares of our common stock earned was determined based on calculating two times the spread between the percentage increase or decrease in the COHU and RUT measured and added or subtracted from the target of 100%. The spread was measured as the net change in average closing market prices of COHU and RUT over the 20 trading-day period immediately preceding both December 27, 2020 (the beginning of the Performance Period) and December 30, 2023 (the end of the Performance Period).

Following the end of 2023, the Compensation Committee compared our actual performance with respect to the RUT and the TSR result for the years 2021 through 2023 which was calculated to be -6.2% and, therefore, the number of shares of our common stock earned under the 2021 PSU awards was 87.6% of the target number of shares granted to each executive officer.

The number of shares of our common stock earned by our NEOs with respect to their 2021 PSU awards was:

Named Executive Officer	Performance Stock Unit Award (Target Number of Shares)	2021-23 TSR Result (1)	Final Shares Earned	Final Shares Earned as a Percentage of Target Number of Shares (2)
Luis A. Müller	28,604	-6.2%	25,057	87.6%
Jeffrey D. Jones	9,382	-6.2%	8,218	87.6%
Christopher G. Bohrson	6,178	-6.2%	5,411	87.6%
Thomas D. Kampfer	4,576	-6.2%	4,008	87.6%
Ian P. Lawee	4,004	-6.2%	3,507	87.6%
(1) COHU TSR (-4.2%) compared to RUT TSR (+2.0%)
(2) 100% + (2 times (RUT TSR - COHU TSR)), which for 2023, was 100% + (2 times (- 6.2%)) = 87.6%

Deferred Compensation Benefits and Section 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive payment, thereby allowing them to defer taxation on such amounts.

Although we have not matched any participant contributions to the Deferred Compensation Plan since 2008, we may in the future match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Internal Revenue Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $330,000 for 2023. Our matching contributions and any deemed investment earnings attributable to these contributions, if any are actually made, will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. For additional information on the Deferred Compensation Plan, see “2023 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2023 are immediately vested and our matching contribution was at the rate of 50% of the first 8% of employee pre-tax contributions to the plan. Generally, during 2023 the maximum annual amount that any participant could contribute to the 401(k) Plan was $22,500 unless aged 50 or more which allows participants to make an additional $7,500 in “catch-up” contributions and our maximum matching contribution was $13,200.

Welfare and Health Benefits

In 2023, our executive officers, including our NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally- available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. This review includes an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. Similar evaluations are made in other regions with local benefit consultants.

We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, and retention purposes.

During 2023, we provided our NEOs with automobile expense reimbursement or allowances as follows:

Named Executive Officer	Annual Auto Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
Christopher G. Bohrson	$6,000
Thomas D. Kampfer	$6,000
Ian P. Lawee	$6,000

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, as described above. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We do not have employment agreements with our NEOs. The material terms of stock awards granted to our NEOs in 2023 and performance-based cash incentives earned by our NEOs for 2023 are described in more detail in “Long-Term Incentive Compensation” and “Short-Term Incentive Plan”, respectively, above.

Post-Employment Compensation

In 2020, the Compensation Committee undertook, in consultation with Compensia, a review of its executive post-employment agreements. The objective of this review was to independently assess best practices and develop standard agreements to be implemented as the Compensation Committee deemed appropriate among the Company’s executive officers. The Compensation Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (an “Executive”) as described below (the “Executive Agreements”). The post-employment payments and benefits which our NEOs are eligible to receive under the Executive Agreements are described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group. We believe that the “double trigger” arrangement under the Change in Control Agreement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of Cohu, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of Cohu in which they believe they may lose their jobs.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and, once met, subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy. The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 31, 2023, each of our NEOs was compliant with the policy.

Policy for Recovery of Erroneously Awarded Incentive Compensation

On October 2, 2023 we adopted a revised Policy for Recovery of Erroneously Awarded Incentive Compensation (“clawback”) policy that complies with the requirements of Exchange Act Rule 10d-1 and the corresponding Nasdaq listing standards under which if the Company is required to prepare a Restatement (as defined in the policy), the Company will seek to recover and clawback from any Affected Officer (as defined in the policy) reasonably promptly the Erroneously Awarded Compensation (as defined in the policy) received by the Affected Officer.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date. Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including our NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Cohu has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

Treatment of Equity Awards Upon Retirement

In March 2023, after consultation with Compensia and external legal counsel, the Compensation Committee approved a policy providing for the continuation of vesting eligibility after retirement for certain equity awards granted to specific senior executives that satisfy the eligibility requirements of a Qualifying Retiring Employee. These requirements include being a minimum age for retirement, having completed a minimum number of years of service with Cohu, including tenure as a senior executive, and providing specific advance notice of the request to receive retirement benefits. This policy does not apply to any equity awards granted before March 2023. This policy applies to all our NEOs including our CEO. We believe providing these potential retirement benefits will help us compete for and retain executive talent as well as facilitate orderly transitions for retiring executives.

No Hedging or Pledging

Cohu’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in Cohu’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding Cohu stock in margin accounts and from pledging Cohu stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders.

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on Cohu and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease benefits under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Under Section 162(m), compensation paid to each of our NEOs and other “covered employees” that exceeds $1 million per taxable year is generally non-deductible. The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cohu and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than Cohu. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain prescribed limits, and that Cohu (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross- up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of Cohu.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Share-based compensation expense related to restricted stock unit awards (RSUs) is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. The estimated fair value of performance stock unit awards (PSUs) is determined on the grant date using the Monte Carlo simulation valuation model. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group stock price volatility, the correlation between Cohu and the selected index, and dividend yields. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals and recognize actual forfeitures as they occur.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2023. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2024 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chair)         Andreas W. Mattes         Nina L. Richardson

2023 Summary Compensation Table

The following table shows compensation information for fiscal year 2023 for our NEOs.

Named Executive Officer	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Comp. ($) (2)	All Other Comp. ($) (3)	Total ($)
Luis A. Müller	2023	708,846	5,051,219	752,378	24,164	6,536,607
President &	2022	667,307	3,321,901	1,303,528	22,550	5,315,286
Chief Executive Officer	2021	619,231	2,891,579	1,049,282	22,324	4,582,416
Jeffrey D. Jones	2023	452,231	1,666,891	326,445	21,043	2,466,610
Sr. Vice President, Finance &	2022	432,846	1,074,088	590,740	19,381	2,117,055
Chief Financial Officer	2021	404,232	948,426	481,830	19,000	1,853,488
Christopher G. Bohrson	2023	418,846	1,262,779	304,921	20,962	2,007,508
Sr. Vice President,	2022	382,077	708,669	520,446	19,240	1,630,432
Chief Customer Officer	2021	362,923	624,534	430,122	18,919	1,436,498
Thomas D. Kampfer	2023	400,846	757,614	193,715	20,908	1,373,083
Sr. Vice President, Corp. Development,	2022	374,462	525,929	364,988	19,221	1,284,600
General Counsel & Secretary	2021	351,154	462,588	297,996	18,786	1,130,524
Ian P. Lawee (4)	2023	333,923	530,330	176,256	20,719	1,061,228
Sr. Vice President & General Manager,	2022	319,539	465,056	348,380	19,086	1,152,061
Semiconductor Test Group	2021	308,333	404,765	288,091	18,991	1,020,180

(1)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal years 2023, 2022, and 2021, calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No stock options were granted to the NEOs during the three-year period ended December 30, 2023. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in 2023 would be $6,827,661, $2,253,130, $1,706,863, $1,024,056 and $716,839 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee, respectively. Using the same assumptions, for 2022 they would be $3,643,835, $1,178,181, $777,348, $576,899 and $510,126 and in 2021 they would be $3,283,167, $1,076,866, $709,111, $525,233 and $459,579 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee, respectively.

(2)

Amounts consist of performance-based cash incentives received by the NEO earned for services rendered in 2023, 2022, and 2021. Such amounts were paid under the 2005 Plan in February or March of the following fiscal year.

(3)	The amounts shown in this column reflect the following for each NEO:
■

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in 2023 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

■	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient).
■	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).
■

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(4)	Ian Lawee served as a NEO for a portion of 2023.

2023 Pay Versus Performance

We are providing the following required information about the relationship between executive compensation actually paid and certain financial performance of Cohu as required by Item 402(v) of Regulation S-K. Further details regarding Cohu’s variable pay-for-performance philosophy and how Cohu aligns executive compensation with company performance, refer to “Executive Compensation and Other Information” above in the CD&A.

2023 Pay Versus Performance Table

Compensation Actually Paid (“CAP”)

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Other NEOs (3)	Average Compensation Actually Paid to Other NEOs (4)	Total Share- holder Return (5)	Peer Group Total Share- holder Return (6)	Net Income (7)	Non-GAAP Pre-
	($)	($)	($)	($)	($)	($)	($M)	tax Income (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	6,536,607	3,579,668	1,727,107	1,468,472	159.14	191.07	28.2	16.6%
2022	5,315,286	5,406,262	1,546,037	1,547,883	144.12	137.78	96.8	21.8%
2021	4,582,416	959,803	1,360,173	597,988	170.92	183.27	167.3	19.5%
2020	3,315,895	12,097,614	1,093,312	3,117,583	174.25	128.00	(13.8)	9.4%

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for Dr. Müller, our Chief Executive Officer (“CEO”) for each corresponding year in the “Total” column of the Summary Compensation Table in each applicable year.

(2)

The dollar amounts reported in column (c) are the amount of “compensation actually paid” to Dr. Müller as defined by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Müller during the applicable year. The adjustments made to Dr. Müller’s total compensation for each year to determine the CAP are detailed in the CEO Summary Compensation Table Total to CAP Reconciliation table below.

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Dr. Müller, our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts and “compensation actually paid” in 2023, 2022 and 2021 are as follows: Mr. Jeffrey Jones, Mr. Christopher Bohrson, Mr. Thomas Kampfer and Mr. Ian Lawee. The NEOs included for purpose of calculating the average amounts and “compensation actually paid” in 2020 are as follows: Mr. Jeffrey Jones, Mr. Christopher Bohrson, Mr. Thomas Kampfer and Mr. Pascal Ronde.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Müller), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Müller) during the applicable year. The adjustments made to the NEO’s total compensation for each year to determine the CAP are detailed in the Average Other NEO Summary Compensation Table Total to CAP Reconciliation table below.

(5)	Cumulative TSR is calculated assuming a $100 investment in Cohu’s common stock, on December 29, 2019.
(6)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the custom Peer Group Index as reported in the Comparative Stock Performance Graph in Cohu’s 2023 Annual Report on Form 10-K and is made up of Advanced Energy Industries, Inc., Alpha & Omega Semiconductor Limited, Axcelis Technologies, Inc., Badger Meter, Inc., Cirrus Logic, Inc., FormFactor, Inc., Harmonic Inc., Ichor Holdings Ltd., Kulicke and Soffa Industries, Inc., MACOM Technology Solutions Holdings, Inc., MaxLinear, Inc., Novanta, Inc., Onto Innovation, OSI Systems, Inc., Photronics, Inc., Smart Global Holdings, Inc., Ultra Clean Holdings, Inc. and Veeco Instruments, Inc. The only change from the custom peer group used in 2022 was the removal of National Instruments Corporation, due to it being acquired by Emerson Electric Co, and therefore the data reported in the 2023 CAP table has been recalculated removing National Instruments Corporation’s shareholder return values. As reported in the 2022 CAP table, the Peer Group Total Shareholder Return rate for 2020, 2021 and 2022 when the Peer Group included National Instruments Corporation was 130.92, 171.53 and 124.23 respectively.

(7)	The dollar amounts reported represent the amount of net income reflected in Cohu’s audited financial statements for the applicable year.
(8)

While we believe that the Relative Total Stockholder Return (“RTSR”) Percentile used in Cohu’s annual Long-Term Incentive (“LTI”) plan as described in the CD&A is the most important financial measure used to link compensation actually paid to our NEOs, this RTSR is calculated over a three-year period and therefore cannot be used in this table. As Cohu uses other financial and non-financial performance measures for the purpose of evaluating performance for compensation programs, Cohu determined that the non-GAAP pre-tax income as a percentage of sales performance used in the annual Short-Term Incentive (“STI”) plan as described in the CD&A represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to company performance.

To calculate the CAP, the following amounts were deducted from and added to the Summary Compensation Table (“SCT”) total compensation.

CEO SCT Total to CAP Reconciliation

Year	Reported Summary Compensation Table Total for CEO	Reported Value of Equity Awards (1)	Equity Award Adjustments (2)	Reported Change in the Actuarial Present Value of Pension Benefits (3)	Pension Benefits (3)	CAP to CEO
	($)	($)	($)	($)	($)	($)
2023	6,536,607	(5,051,219)	2,094,280	N/A	N/A	3,579,668
2022	5,315,286	(3,321,901)	3,412,877	N/A	N/A	5,406,262
2021	4,582,416	(2,891,579)	(731,034)	N/A	N/A	959,803
2020	3,315,895	(2,138,683)	10,920,402	N/A	N/A	12,097,614

(1)	The grant date fair value of equity awards represents the amounts reported in the “Stock Awards” column in the SCT for each applicable year.
(2)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are detailed in the Equity Component of CAP Reconciliation tables that follow.

(3)	Neither the CEO nor any other NEO has Pension Benefits.

CEO Equity Component of CAP Reconciliation

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
	($)	($)	($)	($)	($)	($)	($)
2023	1,557,302	252,541	-	284,437	-	-	2,094,280
2022	4,186,241	(287,392)	-	63,290	(549,262)	-	3,412,877
2021	2,406,454	(3,329,004)	-	191,516	-	-	(731,034)
2020	7,919,582	3,665,406	-	(473,527)	(191,059)	-	10,920,402

Average Other NEOs SCT Total to CAP Reconciliation

Year	Average Reported Summary Compensation Table Total for Other NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (1)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefits	Average CAP to Other NEOs
	($)	($)	($)	($)	($)	($)
2023	1,727,107	(1,054,404)	795,769	N/A	N/A	1,468,472
2022	1,546,037	(693,436)	695,282	N/A	N/A	1,547,883
2021	1,360,173	(610,078)	(152,107)	N/A	N/A	597,988
2020	1,093,312	(468,046)	2,492,317	N/A	N/A	3,117,583

(1)	The amounts deducted or added in calculating the equity award adjustments are detailed in the Equity Component of CAP Reconciliation tables that follow.

Other NEO Equity Component of CAP Reconciliation

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
	($)	($)	($)	($)	($)	($)
2023	391,724	46,783	-	357,261	-	795,768
2022	873,864	(61,393)	-	(1,846)	(115,343)	695,282
2021	507,725	(695,566)	-	35,734	-	(152,107)
2020	1,653,794	967,413	-	(96,793)	(32,097)	2,492,317

2023 Tabular List of Financial Performance Measures

As described in greater detail in the CD&A, Cohu’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics used for both our long-term and short-term incentive programs are selected to incentivize our NEOs to increase the value of our enterprise to our shareholders. We use three financial performance measures to determine the compensation of our CEO and all other NEOs as discussed in the CD&A above. The most important financial performance measures used by Cohu to link executive compensation actually paid to the NEOs for the most recently completed fiscal year are:

●	Relative Total Stockholder Return (RTSR) of Cohu stock versus the Russel 2000 Index
●	Non-GAAP Pretax Income
●	Four-year Rolling Sales Growth

Non-GAAP Pretax Income and the Four-year Rolling Sales metrics are used to determine the Short-Term Incentive Program and the RTSR versus the Russel 2000 Index is used in the to determine the Long-Term Incentive Program earned Performance Share Units. These two programs determine a significant proportion of our CEO and other NEO’s annual compensation earned.

Relationship of Financial Performance Measures to Compensation Actually Paid

These financial performance measures are not all reflected in the Pay versus Performance table above and as Cohu generally seeks to incentivize long-term performance, we do not specifically align performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. As the table and subsequent charts show, the required equity adjustments to determine CAP results in yearly swings in CAP levels that are heavily influenced by timing of past equity awards and stock price fluctuations rather than actual company or executive performance in any given year. We are providing the following required descriptions of the relationships between information presented in the Pay versus Performance table.

We selected our Comparative Stock Performance Graph custom Peer Group Index for the Cumulative TSR metric as it is comprised from companies within our industry and we believe reflects an appropriate comparison group for executive compensation. As discussed above, due to one of the Peer Group companies being acquired in 2023, we are illustrating both the historical Peer Group Index Cumulative TSR and the current Peer Group Index Cumulative TSR. Cohu’s Cumulative TSR (calculated assuming a $100 investment in Cohu’s common stock, on December 29, 2019) has outperformed our current peer group for two of the four years being compared. There does not appear to be a direct correlation between the performance of Cumulative TSR to CAP as discussed above.

Cohu does not use GAAP Net Income in determining compensation paid to any of our CEO and other NEOs. This data is reported to comply with the requirements of Item 402(v) of Regulation S-K.

Cohu uses its results in non-GAAP pretax income to determine 70% of the compensation earned under the STI plan as Short-Term Incentive Plan section of the CD&A. We selected this metric as we feel it has the most direct impact on compensation levels earned by our CEO and other NEOs. Cohu’s non-GAAP pretax income performance exceeded the target level of 15% in three of the four years presented below. While there is a general directional relationship of CAP to the performance of non-GAAP pretax income, the amplitude of CAP does not appear to have a direct correlation to the level of non-GAAP pretax income for the reasons discussed above.

2023 CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2023, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $26,748; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $6,536,607.

Based on this information, for 2023 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 244 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median compensated employee in 2022, we determined that, as of November 1, 2022, our employee population consisted of approximately 3,140 individuals globally, with 20% of these individuals located in the Americas (primarily in the U.S.), 13% located in Europe (primarily in Germany and Switzerland), and 67% located in Asia (primarily in Malaysia and the Philippines). For the purposes of establishing the median total compensation of all employees in 2023, we determined that the balance of the global workforce remained substantially similar to 2022 and therefore, as allowed under applicable SEC rules, for 2023 we used the same median compensated employee as we had identified in 2022.

We selected November 1, 2022, which is within the last three months of 2022, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2022 compensation (actual compensation paid January through October 2022 plus estimated compensation for November through December 2022) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in Malaysia. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2023, was $26,748. This amount includes all wages, overtime pay, statutory and variable incentive payments, allowances and localized personal benefits converted to U.S. Dollars. The 2023 compensation for the median employee was higher than in 2022 when evaluated in local currency although the calculation for the CEO pay ratio analysis shows a lower compensation level in U.S. Dollars.

2023 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during fiscal year 2023, which ended on December 30, 2023. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards on December 30, 2023” table included herein. Cohu did not grant any stock options to NEOs under the 2005 Plan in fiscal year 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	Grant Date Fair Value of
Named Executive Officer	Award Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	of Shares of Stock or Units (#) (3)	Stock and Option Awards ($) (4)
Luis A. Müller	Cash Incentives	-	0	786,500	1,573,000	-	-	-	-	-
	Time-based RSUs	03/14/2023	-	-	-	-	-	-	44,004	1,637,389
	Performance-based RSUs	03/14/2023	-	-	-	0	66,006	132,012	-	3,413,830
Jeffrey D. Jones	Cash Incentives	-	0	341,250	682,500	-	-	-	-	-
	Time-based RSUs	03/14/2023	-	-	-	-	-	-	14,521	540,326
	Performance-based RSUs	03/14/2023	-	-	-	0	21,782	43,564	-	1,126,565
Christopher G. Bohrson	Cash Incentives	-	0	318,750	637,500	-	-	-	-	-
	Time-based RSUs	03/14/2023	-	-	-	-	-	-	11,001	409,347
	Performance-based RSUs	03/14/2023	-	-	-	0	16,501	33,002	-	853,432
Thomas D. Kampfer	Cash Incentives	-	0	202,500	405,000	-	-	-	-	-
	Time-based RSUs	03/14/2023	-	-	-	-	-	-	6,600	245,586
	Performance-based RSUs	03/14/2023	-	-	-	0	9,900	19,800	-	512,028
Ian P. Lawee	Cash Incentives	-	0	184,250	368,500	-	-	-	-	-
	Time-based RSUs	03/14/2023	-	-	-	-	-	-	4,620	171,910
	Performance-based RSUs	03/14/2023	-	-	-	0	6,930	13,860	-	358,420

(1)

Amounts shown are estimated possible payouts for fiscal year 2023 under the executive cash incentive plan. These amounts are based on the individual’s 2023 base salary amounts, and position. The maximum amount shown is 200% of the target amount for each of the NEOs. Actual cash incentives received by the NEOs for 2023 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2023 are based on the attainment of performance goals for both Cohu and the individual NEO, as described in more detail in “Annual Cash Incentives” in the CD&A above.

(2)

The PSU awards granted to our NEOs in 2023 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the three-year period following the date of grant. The PSU awards granted in 2023 may be earned and vest 100% on the third anniversary of the date of grant.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2023 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown are the grant date fair value for stock awards granted in 2023. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the SEC.

Outstanding Equity Awards on December 30, 2023 Table

The following table shows all outstanding equity awards held by our NEOs at the end of 2023, which ended on December 30, 2023.

	OPTION AWARDS			STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Luis A. Müller	-	-	-	3/17/2020	20,176 (1)	714,029	-	-
				3/15/2021	14,302 (1)	506,148	28,604	1,012,296
				3/14/2022	41,133 (1)	1,455,697	54,844	1,940,929
				3/14/2023	44,004 (1)	1,557,302	66,006	2,335,952
Jeffrey D. Jones	-	-	-	3/17/2020	6,662 (1)	235,768	-	-
				3/15/2021	4,690 (1)	165,979	9,382	332,029
				3/14/2022	13,299 (1)	470,652	17,733	627,571
				3/14/2023	14,521 (1)	513,898	21,782	770,865
Christopher G. Bohrson	-	-	-	3/17/2020	4,222 (1)	149,417	-	-
				3/15/2021	3,088 (1)	109,284	6,178	218,639
				3/14/2022	8,775 (1)	310,547	11,700	414,063
				3/14/2023	11,001 (1)	389,325	16,501	583,970
Thomas D. Kampfer	-	-	-	3/17/2020	3,003 (1)	106,276	-	-
				3/15/2021	2,288 (1)	80,972	4,576	161,945
				3/14/2022	6,512 (1)	230,460	8,683	307,291
				3/14/2023	6,600 (1)	233,574	9,900	350,361
Ian P. Lawee	-	-	-	3/17/2020	2,815 (1)	99,623	-	-
				3/15/2021	2,002 (1)	70,851	4,004	141,702
				3/14/2022	5,758 (1)	203,776	7,678	271,724
				3/14/2023	4,620 (1)	163,502	6,930	245,253

(1)	RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.
(2)	Based on a closing market price of Cohu’s common stock of $35.39 per share as reported on the Nasdaq Global Select Market on December 30, 2023.
(3)	Reflects PSUs granted under the 2021, 2022 and 2023 PSU program at the target award level. PSUs granted in 2021, 2022 and 2023 may be earned and vest 100% on the third anniversary of their grant.
(4)

Based on a closing price of Cohu’s common stock of $35.39 as reported on the Nasdaq Global Select Market on December 30, 2023. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2023 Option Exercise and Stock Vested Table

The following table shows the value realized upon all stock awards vested and the value realized upon vesting by our NEOs during 2023. No stock options were exercised by our NEOs nor are any stock options outstanding in 2023.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Luis A. Müller	170,152	6,328,916
Jeffrey D. Jones	56,773	2,111,733
Christopher G. Bohrson	36,338	1,351,606
Thomas D. Kampfer	26,460	984,179
Ian P. Lawee	21,689	806,685

(1)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 87,122 shares; Mr. Jones, 28,151 shares; Mr. Bohrson, 18,019 shares, Mr. Kampfer, 13,122 shares; and Mr. Lawee, 9,621 shares.

(2)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2023 Nonqualified Deferred Compensation

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and cash incentives. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of cash incentives. Cohu may make matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or 15 annual installments upon retirement and in lump sum or five, ten or 15 annual installments upon disability, death, termination or change in control of Cohu, as defined in the Deferred Compensation Plan.

As of December 30, 2023, none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

Equity Compensation Plan Information

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 30, 2023 (in thousands, except per share amounts and amounts quoted in footnotes):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)
Equity compensation plans approved by security holders	1,292	$-	4,309
Equity compensation plans not approved by security holders	-	-	-
	1,292	$-	4,309

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 30, 2023.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.
(3)	Includes 799,669 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members during the last fiscal year have, at any time, been an officer or employee of Cohu. During fiscal year 2023, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal year 2023 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

Potential Payments Upon Termination or Change in Control

The Compensation Committee previously undertook, in consultation with Compensia, a review of its executive agreements. The objective of this review was to independently assess best practices and develop standard agreements to be implemented as the Compensation Committee deemed appropriate among the Company’s executive officers. The Compensation Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (each, an “Executive”), as described below. The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or additionally only in the case of Dr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims in favor of Cohu, the Executive would be entitled to: (1) any expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (the “Accrued Amounts”); (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; and (3) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below). If an Executive’s employment with the Company terminates (A) voluntarily by the Executive (other than for Good Reason in the case of Dr. Müller), (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro-rata incentive bonus for the year in which the termination date occurs.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning 60 days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims in favor of Cohu, the Executive would be entitled to: (1) the Accrued Amounts; (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; (3) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s target bonus amount in the year of termination; (4) a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; (5) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below); and (6) all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full. If an Executive’s employment with the Company terminates (A) voluntarily by the Executive, other than for Good Reason, (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro- rata incentive bonus for the year in which the termination date occurs.

The Agreements had a three-year Initial Term and were automatically extended for a two-year period starting on September 8, 2023, as neither party had delivered written notice to the other party within six months prior to the completion of the then effective Term that the Agreement would not be extended.

	Severance Agreement		Change in Control Agreement
Named Executive Officer	Multiplier	COBRA Premium Payment Period	Multiplier	COBRA Premium Payment Period
Luis A. Müller President & CEO	150%	18 months	200%	24 months
Jeffrey D. Jones Sr. Vice President, Finance & Chief Financial Officer	100%	12 months	150%	18 months
Christopher G. Bohrson Sr. Vice President, Chief Customer Officer	100%	12 months	150%	18 months
Thomas D. Kampfer Sr. Vice President Corporate Development, General Counsel & Secretary	100%	12 months	150%	18 months
Ian P. Lawee Sr. Vice President & General Manager, Semiconductor Test Group	100%	12 months	150%	18 months

Qualifying Termination in Connection with a Change of Control

For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i)

Any one person, or more than one person acting as a group (“Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than 50% of the total voting power of Cohu’s then outstanding stock;

(ii)

A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced during any 12-month period (six-month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)

The closing of any transaction involving a change in ownership of a substantial portion of Cohu’s assets which occurs on the date that any Person acquires (or has acquired during any 12 month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Additionally, the 2005 Plan provides that in the event of a change in control of Cohu, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable), as of December 30, 2023, the amounts payable to our NEOs would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Annual Bonus ($) (1)	Medical Benefits ($) (2)	RSUs/PSUs ($) (3)
Luis A. Müller	13,392,662	3,003,000	786,500	80,810	9,522,352
Jeffrey D. Jones	4,712,995	1,194,375	341,250	60,608	3,116,762
Christopher G. Bohrson	3,651,608	1,115,625	318,750	41,987	2,175,246
Thomas D. Kampfer	2,637,085	911,250	202,500	52,456	1,470,879
Ian P. Lawee	2,220,163	778,875	184,250	60,608	1,196,430

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones, Bohrson and Kampfer, and Lawee. These amounts are based on the individual’s 2023 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, 24 months for Dr. Müller, and 18 months for Messrs. Jones, Bohrson, Kampfer and Lawee.
(3)

The 2005 Plan provides that in the event of a change in control of Cohu, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs and PSUs have been calculated based on the total unvested RSUs and PSUs and the closing price of Cohu’s common stock of $35.39 per share on December 30, 2023, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee as of December 30, 2023.

Estimated Payments Upon a Qualifying Termination Not in Connection with a Change of Control

In the event of termination of employment not in connection with a change of control in the case for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Lawee by Cohu without cause, or by Dr. Müller for Good Reason as of December 30, 2023, the amounts payable to each NEO would have been as follows:

Named Executive Officer	Total ($)	Severance ($) (1)	Medical Benefits ($) (2)
Luis A. Müller	1,133,108	1,072,500	60,608
Jeffrey D. Jones	495,405	455,000	40,405
Christopher G. Bohrson	452,991	425,000	27,991
Thomas D. Kampfer	439,971	405,000	34,971
Ian P. Lawee	375,405	335,000	40,405

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under Dr. Müller’s and Messrs. Jones’, Bohrson’s, Kampfer’s and Lawee’s respective Severance Agreement. These amounts are based on the individual’s 2023 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA,18 months for Dr. Müller, and 12 months for Messrs. Jones, Bohrson, Kampfer and Lawee.

Other than as described above, and in the “Employment Agreements” and “Post-Employment Compensation” sections of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to our NEOs upon resignation, severance, retirement, termination or a change in control of Cohu.

Audit Matters

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of three (3) independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chair), Andrew M. Caggia and Yon Y. Jorden.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young LLP’s independence.

Summary

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2024 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2024.

This report is submitted by the Audit Committee.

William E. Bendush (Chair)         Andrew M. Caggia         Yon Y. Jorden

Principal Accounting Fees and Services

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 30, 2023 and December 31, 2022.

(in thousands)	2023	2022
Audit Fees (1)	$2,545	$2,395
Audit-Related Fees (2)	356	-

Tax Fees:
Tax Compliance (3)	227	285
Tax Planning and Advice (4)	382	336
	609	621

All Other Fees	-	-

Total	$3,510	$3,016

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2023 and 2022, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services. Audit-related fees incurred in 2023, are for due diligence related services provided in conjunction with the acquisitions of MCT Worldwide and Equiptest Engineering.

(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.
(4)	Tax planning and advisory fees were primarily driven by legal entity consolidation and restructuring initiatives arising from the Xcerra acquisition.

Certain Relationships and Related Party Transactions

The Board is committed to upholding high legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Since the beginning of the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	An executive officer, director or director nominee of Cohu.
●	Any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock.
●

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock.

●

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

Other Matters

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

Stockholder Proposals - 2025 Annual Meeting

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2025 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 23, 2024 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2025 Annual Meeting of Stockholders of Cohu, including nominations for candidates for membership on Cohu’s Board of Directors, which proposal is not otherwise intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no earlier than November 23, 2024 and no later than December 23, 2024. If Cohu fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely, Cohu will not be required to consider or provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2025 Annual Meeting of Stockholders of Cohu.

In addition to satisfying the requirements of Cohu’s Bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Cohu’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Securities Exchange Act of 1934, as amended, no later than April 6, 2025.

Annual Report on Form 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2023, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and http://www.sec.gov.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

April 22, 2024

Voting Proposals

Proposal No. 1: Election of Directors

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the meeting, three (3) Class 2 directors are standing for re-election for a term expiring in 2027. The shares represented by proxies in the accompanying form will be voted by the proxy holders in accordance with the instructions given by the voting stockholders. If no specific instructions are given, however, the shares will be voted for the election of the three (3) nominees named below. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors.

Each of the three (3) director nominees currently serve as a member of the Board, and there is no family relationship between the nominees, other directors or any of Cohu’s officers. The following biographies describe the skills, qualities, attributes, and experience of the nominees that led our Board to determine that it is appropriate to nominate these directors. Biographies for each of our other continuing directors are also included below.

Required Vote

Nominees that receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) will be elected as Directors under Proposal No. 1. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” the nominees named below.

Directors Whose Term Expires in 2027 (if elected) - Class 2

Andrew M. Caggia Director since 2014 Age 75 Board Committees: Audit Committee Nominating and Governance (Chair)

Business Experience and Other Directorships

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of SMSC, where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. Prior to SMSC, Mr. Caggia was Senior Vice President and Chief Financial Officer of General Semiconductor, Inc. from 1997 to 2000.

Experience Qualifications and Attributes

We believe Mr. Caggia’s qualifications to sit on our Board include his extensive executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines. Given these qualifications, the Board has determined that it is in the best interests of the Company and its stockholders for Mr. Caggia to continue serving on the Board.

Yon Y. Jorden Director since 2021 Age 69 Board Committees: Audit Committee Nominating and Governance Other Current Public Company Boards: Alignment Healthcare, Inc., Capstone Green Energy Corp.

Business Experience and Other Directorships

Ms. Jorden is the retired Executive Vice President and Chief Financial Officer of AdvancePCS, a position she held from 2002 to 2004. Prior to that she served as chief financial officer of three other publicly traded companies: Informix, Oxford Health Plans and WellPoint, Inc. She currently serves as a director of Capstone Green Energy, a position she has held since April 2017; as a director of Alignment Healthcare, Inc., a position she has held since January 2022, and as a director for the not-for-profit Methodist Health System, a position she has held since 2008. She previously served as a director at Maxwell Technologies (2008 to 2017), BioScrip (2014 to 2015), Magnetek, Inc. (2004 to 2013) and U.S. Oncology (2008 to 2010).

Experience Qualifications and Attributes

We believe Ms. Jorden’s qualifications to sit on our Board include her extensive board and financial executive experience across several industries and her experience with financial accounting matters for complex global organizations. Ms. Jorden qualifies as an “audit committee financial expert” under SEC guidelines. She has vast experience serving on 7 different public company boards, including time serving as chairperson of the Board as well as the audit, compensation and nominating and governance committees. Ms. Jorden is also a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Luis A. Müller Director since 2014 Age 54 Other Current Public Company Boards: Celestica Inc.

Business Experience and Other Directorships

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. He also currently serves as a director of Celestica Inc., a position he has held since August 2021. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group (“SEG”) from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu, Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

Experience Qualifications and Attributes

We believe Dr. Müller’s qualifications to sit on our Board include his extensive executive, including CEO, experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

Information Concerning Other Continuing Directors Not Standing for Election in 2024

Directors Whose Term Expires in 2025 - Class 3

Steven J. Bilodeau Director since 2009 Age 65 Board Committees: Compensation Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bilodeau is the retired President and Chief Executive Officer of Standard Microsystems Corporation (“SMSC”), a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau served as a director of Maxwell Technologies, Inc., from May 2016 and was appointed Chairperson in May 2017 until its sale to Tesla, Inc. in May 2019. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, including as SMSC’s Chairperson of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp. (2009 to 2011), Conexant Systems, Inc. (2004 to 2011) and Gennum Corporation (2008 to 2012).

Experience Qualifications and Attributes

We believe Mr. Bilodeau’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau was first appointed Lead Independent Director of the Board in May 2018.

James A. Donahue Director since 1999 (non-executive Director since 2015) Age 75

Business Experience and Other Directorships

Mr. Donahue has been the non-executive Chairperson of Cohu since December 24, 2015. Prior to this he served as Executive Chairperson of Cohu from December 28, 2014 to December 24, 2015, and as Chairperson of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from 2000 to 2014, and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue also previously served as a director of SMSC from 2003 until 2012.

Experience Qualifications and Attributes

We believe Mr. Donahue’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

Andreas W. Mattes Director since 2022 Age 63 Board Committees: Compensation Committee Other Current Public Company Boards: ams-OSRAM AG

Business Experience and Other Directorships

Mr. Mattes is the retired Chief Executive Officer, President and board member of Coherent, Inc., a position he held from April 2020 to July 2022. From June 2019 until joining Coherent, he was a Senior Advisor to McKinsey & Company. From 2013 to 2017, he was the Chief Executive Officer and board member of Diebold Nixdorf Incorporated, and also served as its President from 2013 to 2016. Prior to that, Mr. Mattes was Senior Vice President, Global Strategic Partnerships at Violin Memory in 2013. He has also held various senior management positions with Hewlett-Packard Co. From 2008 to 2011, he was the Senior Vice President and General Manager of Hewlett Packard’s Enterprise Services for the Americas, and from 2006 to 2008, he was Hewlett Packard’s Chief Sales Officer for the Enterprise Business. Mr. Mattes spent the first 20 years of his career, from 1985 to 2005, at Siemens, holding a variety of senior leadership positions. Mr. Mattes has over 20 years of public board experience on three continents and he currently also serves on the board of ams-OSRAM AG, a position he has held since June 2023. He previously served on the board of Velodyne Lidar, Inc. until its merger with Ouster in February 2023 (2022-2023).

Experience Qualifications and Attributes

We believe Mr. Mattes’ qualifications to sit on our Board include his substantial technology industry experience, experience as Chief Executive Officer and board member of publicly traded companies, and extensive experience in managing large global businesses, sales organizations and mergers and acquisitions.

Directors Whose Term Expires in 2026 - Class 1

William E. Bendush Director since 2011 Age 75 Board Committees: Audit Committee (Chair) Nominating and Governance

Business Experience and Other Directorships

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (“AMCC”), a communications semiconductor company, and during his tenure an S&P 500 constituent company, where he served from 1999 to 2003. Mr. Bendush was a director of Microsemi Corp. from 2003 until the company was acquired in 2018, and also previously served as a director at Conexant Systems, Inc. (2008 to 2011) and Smartflex Systems, Inc. (1993 to 1999).

Experience Qualifications and Attributes

We believe Mr. Bendush’s qualifications to sit on our Board include his extensive board and executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. He has been a member of four public company audit committees and chaired three, and also served as Chair of Microsemi’s compensation and nominating and governance committees during portions of his tenure there. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Nina L. Richardson Director since 2019 Age 65 Board Committees: Compensation Committee Other Current Public Company Boards: Resideo Technologies Inc., Silicon Laboratories Inc.

Business Experience and Other Directorships

Ms. Richardson served as chief operating officer of GoPro, Inc. from February 2013 to February 2015. Prior to that, she held several executive positions of increasing responsibility at Flex Ltd., a global electronics and manufacturing service provider, leading electronics manufacturing operations with over 1000 employees in multiple geographies. Currently, she serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2004, and she has been an independent consultant since March 2015. Ms. Richardson also currently serves as a director of Silicon Laboratories Inc., a position she has held since January 2016; and as a director of Resideo Technologies, Inc., a position she has held since October 2018. She previously served as a director at Eargo, Inc. (2020 to 2022), Zayo Group Holdings, Inc. (2015 to 2018), Callidus Software, Inc. (2017 to 2018) and Silicon Graphics International Corp. (“SGI”) (2016).

Experience Qualifications and Attributes

We believe Ms. Richardson’s qualifications to sit on our Board include her extensive board and executive experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing. Ms. Richardson offers a uniquely broad perspective in that she has been a member of six public company compensation committees and is presently Chair of one public company nominating and governance committee.

Proposal No. 2: Advisory Vote to Approve Named Executive Compensation

At our 2023 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2023 Annual Meeting of Stockholders. At our 2023 Annual Meeting, our stockholders approved the proposal, with approximately 99% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year, we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

●	To pay for performance;
●	To attract, motivate and retain talented executive officers;
●	To motivate progress toward Company-wide financial and business objectives while balancing rewards for short- term and long-term performance; and
●	To align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 22 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to Cohu’s recent and long-term success.

Required Vote

A majority of the votes cast is required for a non-binding approval of Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions and broker non-votes will have no effect on the approval of this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Cohu approve, in a non-binding vote, the compensation of Cohu’s NEOs as disclosed pursuant to the CD&A, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to Cohu’s 2024 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cohu, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends a vote √ “FOR” approval, on an advisory basis, of the resolution on executive compensation.

Proposal No. 3: Approve an Amendment to our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Exculpation of Officers

Article Nineteenth of our Amended and Restated Certificate of Incorporation (“Certificate”) currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (“DGCL”). The State of Delaware, which is the Company’s state of incorporation, recently amended Section 102(b)(7) of the DGCL to allow Delaware corporations to extend similar protections to officers. Specifically, the amendments to the DGCL allow Delaware corporations to exculpate their officers for personal liability for breaches of the duty of care in certain circumstances. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims). The rationale for generally limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.

Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value over the long term. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith.

In addition, the Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain key executive talent. This protection has long been afforded to directors. Other public companies have recently updated their governing documents to align with amended Section 102(b)(7) of the DGCL, and we expect this practice to continue. Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not similarly implement the expanded protections now offered under Delaware law. For these reasons, the Board unanimously approved the amendment to our Certificate described in this proposal, subject to approval by stockholders.

If this proposal is approved by stockholders, Article Nineteenth of our Certificate will be amended and restated to read in its entirety as set forth below:

ARTICLE NINETEENTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”) as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Required Vote

A majority of the issued and outstanding shares of the company’s common stock as of the record date is required to approve Proposal No. 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

If the proposed amendment to our Certificate is approved at the Annual Meeting, we will file an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State shortly following the Annual Meeting to incorporate the approved amendment, at which point the amendment will become effective. Should stockholder approval not be obtained, this amendment will not be implemented, and our Certificate will continue in effect pursuant to its current terms.

The Board believes that the amendment to our Certificate described herein is in the best interests of the Company and its stockholders for the reasons stated above.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” approval of an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of officers.

Proposal No. 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2024. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 30, 2023, and also provided certain tax services. See “Principal Accounting Fees and Services” on page 53. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Ernst & Young LLP (or its predecessor firms) has been Cohu’s independent registered public accounting firm since 1956. Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2024. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 4. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions will have no effect on the approval of this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote √ “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 28, 2024.

Voting and Meeting Information

General Information

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu”), of your proxy for use at the 2024 Annual Meeting of Stockholders to be held on Wednesday, June 5, 2024, at 1:00 p.m. Pacific Time (the “Meeting”). The Meeting will be a ‘‘virtual-only” meeting of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting http://www.virtualshareholdermeeting.com/COHU2024 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Electronic Distribution

We are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. Electronic delivery is faster, convenient, economical and more environmentally friendly. On or about April 22, 2024 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the Cohu 2023 Annual Report via the Internet and how to vote your proxy. If you received the Notice of Internet Availability of Proxy Materials, you will not automatically receive a printed copy of Cohu’s proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Voting

On April 12, 2024, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 47,085,873, shares of common stock. Only stockholders of record as of the close of business on April 12, 2024, will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three (3) Class 2 directors nominated by the Board; an advisory vote on named executive officer compensation; amendments to our Amended and Restated Certificate of Incorporation; and ratification of the appointment of Cohu’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal other than the election of directors. With respect to the election of directors, each share of Cohu’s common stock is entitled to cumulative voting rights, which means that when voting for director nominees each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for director nominees, all of the votes to which a share of Cohu common stock is entitled may be voted in favor of one nominee or may be distributed among the nominees. The proxy holders will have the discretionary authority to cumulate votes in the election of directors.

Methods of Voting

If you are a Cohu stockholder of record, you may vote by following the Internet voting instructions on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for Class 2 director, FOR the advisory vote to approve named executive officer compensation, FOR the amendments to our Amended and Restated Certificate of Incorporation, and FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2024, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting over the Internet. If you are a stockholder of record, to vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you are a stockholder of record and have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone by following the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Virtual Meeting. The Meeting will be held entirely online to allow for greater participation. Stockholders may participate in the Meeting by visiting the following website: http://www.virtualshareholdermeeting.com/COHU2024. To participate in the Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting; however, you may not vote beneficially held shares electronically at the Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Meeting.

Log in Instructions. To attend the Meeting, please log in at http://www.virtualshareholdermeeting.com/COHU2024. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to be able to submit a question or vote at the Meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee.

Submitting Questions Prior To or at the Meeting. If you would like to submit a question to be addressed during the question and answer portion of the Meeting, you may do so in advance at http://www.virtualshareholdermeeting.com/COHU2024, or you may type it into the dialog box provided at any point during the Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Meeting that are pertinent to the Cohu and the Meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning approximately thirty minutes prior to the start of and during the Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the Meeting during the check-in or during the Meeting, please call the technical support number that will be posted on the Meeting website log-in page.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this as a stockholder of record, you must:

●	Enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;
●	Provide written notice of the revocation to Cohu’s Secretary; or
●	Attend the Meeting and vote in person.

If you are the beneficial owner of your shares (shares registered in the name of a broker, bank or other nominee), you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, April 12, 2024, must be present in person or represented by proxy in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non- votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, Cohu utilizes a majority voting standard in uncontested elections of directors. In an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) in order to be elected. If the number of shares voted “Against” a director exceeds the number of shares voted “For” such director in any election, then the director nominee(s) would be requested to submit a letter of resignation and the Board would decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which Cohu receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard will apply in contested director elections.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting is required for approval of the advisory vote on named executive compensation (Proposal No. 2) and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 4). The affirmative vote of a majority of the issued and outstanding shares of the company’s common stock as of the record date is required to approve the amendments to our Amended and Restated Certificate of Incorporation (Proposal No. 3).

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on “routine” matters. Only Proposal No. 4 (the ratification of the appointment of Cohu’s independent registered public accounting firm) is considered “routine.” Your broker will not have discretion to vote on any of the other matters, which are deemed “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposal Nos. 1 and 2 and will not affect the outcome of these proposals. With respect to Proposal No. 3, a broker “non-vote” will have the same effect as a vote against this proposal. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. However, abstentions are not deemed to be votes cast and, therefore, with respect to Proposal Nos, 1, 2 and 4, abstentions will have no effect on the outcome of voting on the proposals to be voted upon at the Meeting. With respect to Proposal No. 3, an abstention will have the same effect as a vote against this proposal.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

●	Visiting our website at www.cohu.com;
●	Contacting our Investor Relations department at (858) 848-8106; or
●	Viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Householding

Under “householding,” stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact: Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, CA 92064-6817 or by telephone at 858-848-8119. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Cohu’s Corporate Secretary as indicated above. Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2024

This proxy statement and Cohu’s Fiscal Year 2023 Annual Report are both available at http://materials.proxyvote.com/192576 and www.cohu.com

Appendices

Appendix A

Non-GAAP Financial Measures

This Proxy Statement includes references to non-GAAP Net Income, EPS, Gross Profit and Pre-tax Income. These financial measures differ from such figures prepared under generally accepted accounting principles (GAAP) by adjusting Cohu’s actual results prepared under GAAP to exclude charges and the related income tax effect for: share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition and severance costs, acquisition-related costs and associated professional fees, fair value adjustment to contingent consideration, reduction of indemnification receivable, amortization of favorable/unfavorable lease adjustments and purchase accounting inventory step-up included in cost of sales. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided below and should be considered together with the Condensed Consolidated Statements of Income. Human Resources and the Compensation Committee utilized these non-GAAP measure in evaluating compensation decisions in 2023 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating Cohu’s performance.

These non-GAAP measures are not meant as a substitute for GAAP but are included for informational and comparative purposes. Cohu’s management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of these non-GAAP measures to GAAP is as follows:

Net income reconciliation (in thousands)	Twelve Months Ended December 30, 2023	Diluted EPS
Net income from continuing operations - GAAP basis	$28,156	$0.59
Share-based compensation	17,237	0.36
Amortization of purchased intangible assets	36,355	0.76
Restructuring charges related to inventory adjustments in cost of sales	(62)	(0.00)
Restructuring charges	2,421	0.05
Manufacturing transition and severance costs	1,054	0.02
Other acquisition costs	1,571	0.03
PP&E step-up included in SG&A	67	0.00
Inventory step-up	1,141	0.02
Tax effect of non-GAAP adjustments	(10,054)	(0.21)
Net income - non-GAAP basis	$77,886	$1.62
Weighted average diluted shares used in computing income (loss) per shares:
GAAP-basis		48,025
Non-GAAP basis		48,025

Gross Profit Reconciliation (in thousands)	Twelve Months Ended December 30, 2023
Net sales	$636,322

Gross profit - GAAP basis (1)	$302,868
Inventory step-up	$1,141
Share-based compensation	845
Restructuring charges related to inventory adjustments in cost of sales	(62)
Manufacturing transition and severance costs	25
Gross profit - non-GAAP basis	$304,817

(1) Excludes amortization of $28,417 for the twelve months ending December 30, 2023.

GAAP gross profit (as a % of net sales)	47.6%
Non-GAAP gross profit (as a % of net sales)	47.9%

Pretax income reconciliation (in thousands)	Twelve Months Ended December 30, 2023
Pretax income - GAAP basis	$45,816
Share-based compensation	17,237
Amortization of purchased intangible assets	36,355
Restructuring charges related to inventory adjustments in cost of sales	(62)
Restructuring charges	2,421
Manufacturing transition and severance costs	1,054
Other acquisition costs	1,571
PP&E step-up included in SG&A	67
Inventory step-up	1,141
Pretax income - non-GAAP basis	$105,600

Pretax income - GAAP basis (as a % of net sales)	7.2%
Pretax income - non-GAAP basis (as a % of net sales)	16.6%

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COHU2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44333-P04273 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COHU, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Andrew M. Caggia	☐	☐	☐
1b. Yon Y. Jorden	☐	☐	☐
1c. Luis A. Müller	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Advisory vote to approve Named Executive Officer compensation, or "Say-on-Pay."	☐	☐	☐
3. Approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of Officers.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. **Please do not check the box unless you want to exercise cumulative voting.** ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V44334-P04273

COHU, INC.
Annual Meeting of Stockholders
June 5, 2024 1:00 PM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis Müller and Jeffrey Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT on June 5, 2024, virtually at www.virtualshareholdermeeting.com/COHU2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Cumulative Voting Instructions: ______________________________

____

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side

Your **Vote** Counts!

COHU, INC.

2024 Annual Meeting
Vote by June 4, 2024
11:59 PM ET

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

V44345-P04273

You invested in COHU, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 5, 2024.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 22, 2024. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

June 5, 2024
1:00 PM PT

Virtually at:
www.virtualshareholdermeeting.com/COHU2024

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of three (3) Class 2 directors, for a term of three years each.	
	Nominees:	
1a.	Andrew M. Caggia	For
1b.	Yon Y. Jorden	For
1c.	Luis A. Müller	For
2.	Advisory vote to approve Named Executive Officer compensation, or "Say-on-Pay."	For
3.	Approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding exculpation of Officers.	For
4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V44346-P04273